Exhibit 99.1

For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS

Oct. 29, 2013

ENTERGY REPORTS THIRD QUARTER EARNINGS,

ISSUES FORWARD-LOOKING FINANCIAL UPDATE

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings of $1.34 per share on an as-reported basis and $2.41 per share on an operational basis for third quarter 2013, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release. Entergy also affirmed 2013 operational earnings guidance and initiated operational earnings guidance for 2014 as well as issued a preliminary three-year capital plan for 2014 through 2016, all on a business as usual basis.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported Earnings	1.34	1.89	(0.55)	3.16	3.10	0.06
Less Special Items	(1.07)	(0.06)	(1.01)	(1.20)	(1.41)	0.21
Operational Earnings	2.41	1.95	0.46	4.36	4.51	(0.15)
Weather Impact	0.01	0.08	(0.07)	(0.11)	(0.01)	(0.10)

Operational Earnings Highlights for Third Quarter 2013
•	Utility earnings were higher driven largely by increased net revenue and a lower effective income tax rate, partially offset by higher non-fuel operation and maintenance and depreciation expenses.
•
Entergy Wholesale Commodities earnings decreased due primarily to higher non-fuel operation and maintenance and depreciation expenses, partially offset by a lower effective income tax rate on operational earnings.

•	Parent & Other results increased due to lower income tax expense.

“During the quarter, we saw positive results in Utility top-line growth, reflecting strong industrial sales during the quarter,” said Leo Denault, Entergy’s chairman and chief executive officer. “EWC net revenue reflected higher capacity prices, which were offset by other declines. As we look ahead, we see opportunities in each of our businesses. At the Utility, we’re aggressively pursuing initiatives that benefit customers such as the proposed spin-merge of the transmission business with ITC as well as growth prospects and investment opportunities presented by the strong economic development pipeline. At EWC, we remain focused on optimizing financial performance at each of the assets. In addition, savings realized from the Human Capital Management effort benefit both businesses, helping to maintain reasonable rates at the Utility and improving the cost position of EWC.”

Entergy’s business highlights also included the following:
•	The FERC issued its decision accepting NYISO’s new capacity zone for Lower Hudson Valley.
•	EMI and ENOI received orders in August on formula rate plan filings.
•	EGSL signed an agreement with Methanex USA LLC to supply up to 30 megawatts of power to Methanex’s new methanol facility in Geismar, La., for an initial 10-year term.
•	Entergy was included in the 2013/2014 Dow Jones Sustainability World and North America Indices.
•
Entergy was added to the CDP S&P 500 Climate Performance Leadership Index, the only utility added to the performance index this year. Entergy was also named to the CDP S&P 500 Climate Disclosure Leadership Index.

A teleconference will be held at 10 a.m. CT on Tuesday, Oct. 29, 2013, to discuss Entergy’s third quarter 2013 earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 8044514, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides also are now available on Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the SEC due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Nov. 5, 2013, by dialing (719) 457-0820, confirmation code 8044514.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for third quarter and year-to-date 2013 versus 2012, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. A detailed discussion of the factors driving quarterly results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2013 vs. 2012 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported
Utility	1.95	1.66	0.29	3.74	3.73	0.01
Entergy Wholesale Commodities	(0.52)	0.49	(1.01)	-	(0.10)	0.10
Parent & Other	(0.09)	(0.26)	0.17	(0.58)	(0.53)	(0.05)
Consolidated As-Reported Earnings	1.34	1.89	(0.55)	3.16	3.10	0.06

Less Special Items
Utility	(0.09)	(0.06)	(0.03)	(0.21)	(0.15)	(0.06)
Entergy Wholesale Commodities	(0.98)	-	(0.98)	(0.99)	(1.26)	0.27
Parent & Other	-	-	-	-	-	-
Consolidated Special Items	(1.07)	(0.06)	(1.01)	(1.20)	(1.41)	0.21

Operational
Utility	2.04	1.72	0.32	3.95	3.88	0.07
Entergy Wholesale Commodities	0.46	0.49	(0.03)	0.99	1.16	(0.17)
Parent & Other	(0.09)	(0.26)	0.17	(0.58)	(0.53)	(0.05)
Consolidated Operational Earnings	2.41	1.95	0.46	4.36	4.51	(0.15)
Weather Impact	0.01	0.08	(0.07)	(0.11)	(0.01)	(0.10)

Detailed earnings variance analyses are included in Appendix B-1 and Appendix B-2 to this release. In addition, Appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Operating Cash Flow

Entergy’s operating cash flow in third quarter 2013 was $1,084 million compared to $1,032 million in third quarter 2012. The overall quarterly increase was due to several factors, including EAI’s receipt of damages from DOE litigation for spent nuclear fuel costs in third quarter 2013. Variations in cash flow from net revenue also contributed to the period-over-period cash flow variance. Higher income tax payments provided a partial offset.

Table 3 provides the components of operating cash flow contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Operating Cash Flow
Third Quarter and Year-to-Date 2013 vs. 2012
(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility	921	821	100	1,302	1,797	(495)
Entergy Wholesale Commodities	220	273	(53)	535	566	(31)
Parent & Other	(57)	(62)	5	362	(143)	505
Total Operating Cash Flow	1,084	1,032	52	2,199	2,220	(21)

II.	Utility

In third quarter 2013, Utility earnings were $1.95 per share on an as-reported basis and $2.04 per share on an operational basis, compared to as-reported earnings per share of $1.66 and operational earnings per share of $1.72 in third quarter 2012. The quarter-over-quarter increase in operational earnings per share was due largely to higher net revenue and a lower effective income tax rate, partially offset by higher non-fuel operation and maintenance and depreciation expenses.

Utility net revenue was higher than a year ago. Pricing adjustments contributed to the net revenue increase. Current quarter net revenue reflected regulatory actions from placing major generation investments in service. A portion of the net revenue increase was for recovery of costs below the net revenue line. Also contributing to the increase in net revenue was higher volume, including effects in unbilled retail sales. Weather was less favorable in third quarter 2013 compared to one year ago.

Retail electric sales in billed gigawatt-hours by customer segment are summarized in Table 4. Current quarter sales reflected the following:
•	Residential sales in third quarter 2013, on a weather-adjusted basis, increased 0.1 percent compared to third quarter 2012.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 0.4 percent quarter over quarter.
•	Industrial sales in the third quarter increased 2.7 percent compared to the same quarter of 2012.

Billed retail sales increased 1.1 percent on a weather-adjusted basis, driven largely by strong growth in the industrial segment. The industrial sales increase was due primarily to growth in the chemicals and refining segments. Residential and commercial weather-adjusted sales reflected continued sluggish regional economic growth and increasing emphasis on energy efficiency and demand-side management programs.

As noted above, a portion of the higher non-fuel operation and maintenance and depreciation expense increases were offset in net revenue. Also contributing to the O&M increase was higher compensation and benefits costs, primarily pension expenses.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Third Quarter and Year-to-Date 2013 vs. 2012 (see Appendix F for definitions of certain measures)

	Third Quarter				Year-to-Date
	2013	2012	% Change	% Weather Adjusted	2013	2012	% Change	% Weather Adjusted
GWh billed
Residential	11,359	11,605	(2.1%)	0.1%	27,080	27,305	(0.8%)	(0.7%)
Commercial and governmental	9,041	9,101	(0.7%)	0.4%	23,312	23,846	(2.2%)	(0.5%)
Industrial	11,038	10,748	2.7%	2.7%	31,264	31,114	0.5%	0.5%
Total Retail Sales	31,438	31,454	(0.1%)	1.1%	81,656	82,265	(0.7%)	(0.2%)
Wholesale	667	833	(19.9%)		1,887	2,402	(21.4%)
Total Sales	32,105	32,287	(0.6%)		83,543	84,667	(1.3%)
Non-fuel O&M expense per MWh (a)	$18.15	$16.66	8.9%		$20.65	$18.73	10.3%
Number of electric retail customers
Residential					2,397,877	2,379,080	0.8%
Commercial and governmental					359,232	356,014	0.9%
Industrial					48,709	47,209	3.2%
Total Retail Customers					2,805,818	2,782,303	0.8%

(a)
Third quarter and year-to-date 2012 and 2013 exclude the special item associated with the proposed spin-merge of the transmission business; third quarter and year-to-date 2013 exclude the special item for HCM implementation expenses.

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

EWC operational adjusted EBITDA was $165 million in third quarter 2013, compared to $185 million in the same period a year ago, as shown in Table 5.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2013 vs. 2012 (see Appendix F for definitions of certain measures)
($ in millions)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Net income	(93)	87	(180)	1	(18)	19
Add back: interest expense	4	3	1	11	15	(4)
Add back: income tax expense	(107)	57	(164)	(65)	11	(76)
Add back: depreciation and amortization	55	29	26	155	129	26
Subtract: interest and investment income	21	20	1	72	78	(6)
Add back: decommissioning expense	32	29	3	92	42	50
Adjusted EBITDA	(130)	185	(315)	122	101	21
Add back: special item for HCM implementation expenses (pre-tax)	3	-	3	5	-	5
Add back: special item for VY asset impairments / related charges (pre-tax)	292	-	292	292	356	(64)
Operational adjusted EBITDA	165	185	(20)	419	457	(38)

The EWC operational adjusted EBITDA decrease was due largely to an increase in period-over-period non-fuel operation and maintenance expense, driven largely by higher compensation and benefits costs, primarily pension expenses. Contributions to operational adjusted EBTIDA from VY, scheduled to be closed at the end of its current operating cycle next year, were $1.1 million in third quarter 2013 and $19.6 million year-to-date 2013.

EWC reported an as-reported loss of $(0.52) per share and operational earnings of $0.46 per share for third quarter 2013, compared to third quarter 2012 earnings of $0.49 per share on both an as-reported and an operational basis. The decrease in operational earnings was partially attributable to the operational adjusted EBITDA drivers noted above. Also contributing was higher depreciation expense, mostly driven by a prior period item. An adjustment reducing depreciation expense was recorded in the third quarter of 2012 as a result of a favorable court decision on IP2 litigation against the DOE related to spent nuclear fuel disposal. The overall decrease was partially offset by a lower effective income tax rate on operational earnings.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
Third Quarter and Year-to-Date 2013 vs. 2012 (see Appendix F for definitions of certain measures)

	Third Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change
Owned capacity (MW)	6,612	6,612	-	6,612	6,612	-
GWh billed	11,630	12,002	(3.1%)	33,189	34,957	(5.1%)
Net revenue ($ millions)	494	495	(0.2%)	1,370	1,391	(1.5%)
Average realized revenue per MWh	$53.22	$51.88	2.6%	$52.95	$49.84	6.2%
Non-fuel O&M expense per MWh (b)	$25.28	$23.15	9.2%	$25.40	$23.70	7.2%

EWC Nuclear Fleet
Capacity factor	94%	90%	4.4%	86%	88%	(2.3%)
GWh billed	10,274	10,480	(2.0%)	29,309	30,744	(4.7%)
Average realized revenue per MWh	$53.16	$52.27	1.7%	$52.37	$50.42	3.9%
Production cost per MWh	$25.32	$26.14	(3.1%)	$26.73	$26.19	2.1%
Refueling outage days
FitzPatrick	-	15		-	15
IP2	-	-		-	28
IP3	-	-		28	-
Palisades	-	-		-	34
Pilgrim	-	-		45	-
VY	-	-		27	-

(b)
Third quarter and year-to-date 2013 exclude the special item for HCM implementation expenses; year-to-date 2012 and third quarter and year-to-date 2013 exclude the effect of the special item for VY asset impairments / related charges.

Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet. It also provides total revenue projections using market prices as of Sept. 30, 2013 and adjusted for internal expectations for the new NYISO Lower Hudson Valley capacity zone starting in May 2014. EWC uses a combination of forward physical and financial contracts, including swaps, collars, put and/or call options, to manage forward commodity price risk. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivities are provided to show potential variations. Although the sensitivities reflect the minimum, they may not reflect the total maximum upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: Entergy Wholesale Commodities Capacity and Generation
Fourth Quarter 2013 through 2018 (see Appendix F for definitions of certain measures)
(based on market prices as of Sept. 30, 2013) (c)
	Balance of 2013	2014	2015	2016	2017	2018
EWC Nuclear Portfolio
Energy
Planned TWh of generation	11	40	35	36	35	35
Percent of planned generation under contract
Unit-contingent	45%	21%	15%	16%	14%	14%
Unit-contingent with availability guarantees	13%	16%	14%	14%	15%	3%
Firm LD	24%	64%	23%	-	-	-
Offsetting positions	-	(20%)	-	-	-	-
Total	82%	81%	52%	30%	29%	17%
Average revenue per MWh on contracted volumes
Minimum	$43	$44	$44	$50	$51	$56
Expected based on current market prices	$44	$47	$48	$50	$52	$56
Sensitivity: -/+ $10 per MWh market price change	$43 - $46	$44 - $50	$44 - $53	$50 - $53	$51 - $54	$56

Capacity
Planned net MW in operation	5,011	5,011	4,406	4,406	4,406	4,406
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	18%	18%	18%	18%
Capacity contracts (d)	53%	19%	15%	15%	6%	-
Total	69%	35%	33%	33%	24%	18%
Average revenue under contract per kW per month (applies to capacity contracts only)	$3.0	$2.4	$3.2	$3.4	$3.6	-

Total Nuclear Energy and Capacity Revenues (e)
Expected sold and market total revenue per MWh	$47	$51	$50	$50	$50	$51
Sensitivity: -/+ $10 per MWh market price change	$44 - $51	$47 - $55	$44 - $57	$43 - $57	$43 - $57	$44 - $59

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation	2	6	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	33%	34%	35%	34%	32%	33%
Firm LD	5%	6%	7%	6%	6%	7%
Total (f)	38%	40%	42%	40%	38%	40%

Capacity
Planned net MW in operation	1,052	1,052	1,052	1,052	977	977
Percent of capacity sold forward
Cost-based contracts	24%	24%	24%	24%	26%	26%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%	8%
Capacity contracts (g)	53%	53%	53%	53%	23%	0%
Total	85%	85%	85%	85%	57%	34%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$22	$94	$93	$105	$108	$106

(c)
Assumes shutdown of VY in fourth quarter 2014 and uninterrupted normal operation at the remaining nuclear plants. NRC license renewal applications are in process for both Indian Point units; at midnight on 9/28/13, IP2 entered the period of extended operations under its current license and the current license for IP3 expires 12/12/15.

(d)
The decrease in capacity contracts sold in 2016 and 2017 is due to the decision to close VY in 2014. VY has offset its ISO-NE FCA 7 commitments through a combination of third party bilateral purchases and prorated MWs from the Pilgrim and RISEC units; these offsets are subject to ISO approval, which is expected in May 2014.

(e)	Includes expectations for the new NYISO LHV capacity zone starting in May 2014.
(f)	A portion of the planned generation sold is subject to approval of transmission rights.
(g)	The increase in capacity contracts sold in 2016 and 2017 is due to prorated MWs from RISEC offsetting VY commitments in ISO-NE FCA 7.

IV.	Parent & Other

Parent & Other reported a loss of $(0.09) per share on an as-reported and an operational basis in the current quarter, compared to a third quarter 2012 as-reported and operational loss of $(0.26) per share. The period-over-period improvement was due to a decrease in income tax expense.

V.	2013 Earnings Guidance

Entergy affirmed its 2013 operational earnings guidance range of $4.60 to $5.40 per share, noting that current expectations point to around the middle of the range. The 2013 operational earnings guidance is detailed in Table 8. Year-over-year changes are shown as point estimates and are applied to 2012 operational earnings to compute the 2013 guidance midpoint. Drivers for the 2013 operational earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.

Table 8: 2013 Operational Earnings Per Share Guidance
(Per share in U.S. $) – Prepared November 2012 (h)
Segment	Description of Drivers	2012 Earnings per Share	Expected Change	2013 Guidance Midpoint	2013 Guidance Range

Utility	2012 Operational Earnings per Share	5.51
	Adjustment to normalize weather		0.09
	Increased net revenue due to absence of second quarter 2012 regulatory charge		0.57
	Increased net revenue due to retail sales growth and rate actions		1.25
	Increased non-fuel operation and maintenance expense		(0.40)
	Increased taxes other than income taxes		(0.10)
	Increased depreciation expense		(0.35)
	Decreased other income		(0.05)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(1.85)
	Other		0.13
	Subtotal	5.51	(0.81)	4.70

Entergy Wholesale Commodities	2012 Operational Earnings per Share	1.49
	Decreased net revenue due primarily to lower pricing on nuclear assets		(0.40)
	Increased non-fuel operation and maintenance expense		(0.15)
	Increased decommissioning expense		(0.15)
	Increased depreciation expense		(0.10)
	Lower effective income tax rate		0.10
	Other		0.01
	Subtotal	1.49	(0.69)	0.80

Parent & Other	2012 Operational Earnings per Share	(0.77)
	Increased Parent interest expense		(0.05)
	Lower income tax expense		0.30
	Other		0.02
	Subtotal	(0.77)	0.27	(0.50)

Consolidated Operational	2013 Operational Earnings per Share Guidance Range	6.23	(1.23)	5.00	4.60 – 5.40

(h)	Originally prepared November 2012 and updated February 2013 to reflect 2012 final results.

Key assumptions supporting 2013 operational earnings guidance are as follows:

Utility
•	Normal weather
•	Increased net revenue due to the absence of the second quarter 2012 regulatory charge
•	Retail sales growth of around 1.25 percent on a weather-adjusted basis
•
Increased net revenue from rate actions, including those associated with the Waterford 3 steam generator replacement project, a full year of the Grand Gulf extended power uprate and the Hinds and Hot Spring acquisitions, which are partially offset by increases in non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes

•	Increased non-fuel operation and maintenance expense due to plant acquisitions and other general expense increases
•	Increased taxes other than income taxes resulting largely from new plant acquisitions as well as increased franchise taxes
•	Increased depreciation expense associated with capital spending at the Utility and the new depreciation rates established in the ETI rate case in July 2012
•
Decreased other income due primarily to lower allowance for equity funds used during construction as significant projects moved into service (Waterford 3 steam generator, Grand Gulf extended power uprate)

•	Increased interest expense due primarily to a higher level of debt outstanding
•	Higher effective income tax rate in 2013, due largely to the net effect of items recorded in 2012

Entergy Wholesale Commodities
•	EWC drivers represent expected variances at the segment level for 2013
•
46 TWh of output for the total fleet, reflecting an approximate 92 percent nuclear capacity factor compared to an 89 percent nuclear capacity factor in 2012; 2013 includes approximately 30- to 35-day scheduled refueling outages at IP3, Pilgrim and VY in Spring 2013 and Palisades in Fall 2013 (outage days vary depending on the scope of the outage); as of second quarter 2013, the Palisades Fall 2013 refueling outage has been rescheduled to early 2014

•	Assumes full year operations for all nuclear plants
•	$47/MWh average total energy and capacity revenues for EWC-nuclear fleet based on published market prices at the end of September 2012
o	$45/MWh average revenue per MWh on contracted energy volumes, representing 84 percent of planned generation (prepared November 2012)
o
$43/MWh average market price on 16 percent unsold energy volumes (prepared November 2012); as of the end of September 2013, average market energy price for 2013 unsold volumes was approximately $47.4/MWh

o	$2.3/kW-month average capacity revenue under contract on 28 percent capacity (excludes bundled capacity contracts, which are priced within the contracted energy volumes above) (prepared November 2012)
o
$1.8/kW-month average capacity price on 56 percent unsold capacity (prepared November 2012); as of the end of September 2013, average market capacity price for 2013 unsold volumes was approximately $4.0/kW-month

•	$77 million non-nuclear portfolio net revenue based on prices at the end of September 2012
•	Nuclear fuel expense around $6.5/MWh for 2013 compared to approximately $5.9/MWh for 2012
•	Decreased purchased power expense reflected in net revenue
•
Non-fuel operation and maintenance expense, including nuclear refueling outage expenses, around $24.3/MWh reflecting increases in refueling outage amortization for VY following a reduction in 2012 due to the asset impairment, general expense increases and higher costs at RISEC due to higher maintenance outage costs

•
Increased decommissioning expense due to the absence of a reduction in the asset retirement obligation resulting from updated decommissioning cost studies completed in the second quarter 2012, which reduced decommissioning expense in the prior year period

•
Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets; also contributing was the absence of the third quarter 2012 DOE litigation awards for IP2 which resulted in a reversal of previously recorded depreciation expense

•	Lower effective income tax rate in 2013

Parent & Other
•	Higher Parent interest expense due largely to higher average debt outstanding
•	Lower income tax expense on Parent & Other activities

Other
•	2013 average fully diluted shares outstanding of approximately 177 million
•	Overall effective income tax rate of 34 percent in 2013, the timing and segment of which may ultimately vary
•	Pension discount rate of 5.1 percent; the final average pension discount rate is 4.36 percent

VI.	2014 Earnings Guidance

Entergy is initiating 2014 operational earnings guidance in the range of $4.60 to $5.40 per share. Operational guidance is based on Entergy’s current business operations, and does not reflect any impacts from the proposed spin-merge of the transmission business with ITC discussed in Appendix A. Year-over-year changes are shown as point estimates and are applied to the 2013 operational guidance midpoint to compute the 2014 guidance midpoint. While Entergy affirmed its 2013 operational earnings guidance range, the 2013 starting point by business segment was adjusted consistent with current indications. Drivers for the 2014 operational earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. Entergy’s 2014 operational earnings guidance is detailed in Table 9 below.

Table 9: 2014 Operational Earnings Per Share Guidance
(Per share in U.S. $) – Prepared October 2013
Segment	Description of Drivers	2013 Guidance Midpoint (i)	Expected Change	2014 Guidance Midpoint	2014 Guidance Range

Utility	Revised 2013 Operational EPS Guidance Midpoint	4.60
	Adjustment to normalize weather		0.11
	Increased net revenue due to retail sales growth and rate changes		0.35
	Other decreases in net revenue, including rate changes associated with offsets in other line items		(0.25)
	Decreased non-fuel operation and maintenance expense		0.35
	Increased depreciation expense		(0.15)
	Increased other income		0.15
	Lower effective income tax rate		0.05
	Other		(0.01)
	Subtotal	4.60	0.60	5.20

Entergy Wholesale Commodities	Revised 2013 Operational EPS Guidance Midpoint	1.25
	Increased net revenue due primarily to higher capacity pricing for nuclear assets		0.15
	Decreased non-fuel operation and maintenance expense		0.15
	Increased decommissioning expense		(0.05)
	Increased depreciation expense		(0.25)
	Gain on sale of District Energy business in 2013		(0.15)
	Higher effective income tax rate		(0.25)
		1.25	(0.40)	0.85

Parent & Other	Revised 2013 Operational EPS Guidance Midpoint	(0.85)
	Higher Parent non-fuel operation and maintenance expense		(0.05)
	Higher income tax expense		(0.10)
	Other		(0.05)
	Subtotal	(0.85)	(0.20)	(1.05)

Consolidated Operational	2014 Operational EPS Guidance Range	5.00	–	5.00	4.60 – 5.40

(i)	Reflects adjustments to the segment midpoints, which net to zero on consolidated basis.

Key assumptions supporting 2014 operational earnings guidance are as follows:

Utility
•	Does not reflect the proposed spin-off and merger of the transmission business with ITC
•	Normal weather
•
Retail sales growth of around 1.9 percent on a weather-adjusted basis, driven largely by growth in the industrial segment; retail sales growth excluding the effect of industrial expansions is around 0.6 percent

•	Increased net revenue from rate changes, including EAI, EGSL, ELL and ETI rate case adjustments, net of lower net revenue for Grand Gulf recovery attributable to lower rate base
•	Other decreases in net revenue, approximately half due to rate changes with offsets in other line items and approximately half due to other items, including items recorded in 2013
•
Decreased non-fuel operation and maintenance expense due largely to HCM and lower compensation and benefits costs (largely post-employment benefits); also reflects increased expenses associated with joining MISO (largely offset in net revenue) as well as other general cost increases

•	Utility O&M savings from HCM assumed to be approximately $125 million (pre-tax) in 2014, exclusive of any cost to achieve the expected savings
•	Increased depreciation expense associated with capital spending at the Utility, partially offset by lower depreciation rates at EAI (offset in net revenue)
•
Increased other income due largely to higher allowance for equity funds used during construction including AFUDC from the Ninemile project and higher interest and investment income which reflects higher affiliate dividend income (offset at Parent & Other), assuming Hurricane Isaac financing is completed in early- to mid-2014

•	Lower effective income tax rate; effective income tax rate estimated at approximately 33 percent in 2014

Entergy Wholesale Commodities
•
46 TWh of output for the total fleet, reflecting an approximate 90 percent nuclear capacity factor compared to an estimated 89 percent nuclear capacity factor in 2013; 2014 includes approximately 30- to 45-day scheduled refueling outages at Palisades in early 2014, IP2 in Spring 2014 and FitzPatrick in Fall 2014 (outage days vary depending on the scope of the outage)

•	Assumes full year operations for all nuclear plants, including VY which is assumed to begin ramping down power production in fourth quarter 2014 for final shutdown by year end
•
$51/MWh average price for EWC-nuclear fleet’s total energy and capacity revenues, using published market prices at the end of September 2013 and adjusting capacity prices for expectations for the new LHV capacity zone expected to be in place starting with the April 2014 summer strip auction

o	$47/MWh average revenue per MWh on contracted energy volumes, representing 81 percent of planned generation
o	$39/MWh average market price on 19 percent unsold energy volumes
o	$2.4/kW-month average capacity revenue under contract on 19 percent capacity (excludes bundled capacity contracts, which are priced within the contracted energy volumes above)
o	$5.2/kW-month average capacity price on 65 percent unsold capacity; assumes uplift associated with the LHV capacity zone of approximately $3/kW-month on an annualized basis
•	Nuclear fuel expense around $6.6/MWh for 2014 compared to approximately $6.5/MWh for 2013 (average nuclear fuel expense in both years affected by VY impairments)
•	Decreased purchased power expense reflected in net revenue
•	Non-fuel operation and maintenance expense, including nuclear refueling outage expenses, around

$24.3/MWh reflecting lower expense resulting from HCM and lower compensation and benefits costs (largely post-employment benefits) and lower expense resulting from the planned sale of the District Energy business in fourth quarter 2013; decreases were partially offset by higher refueling outage amortization as well as other general cost increases

•
Excludes VY spending that would have been capital except for the shutdown decision, which will be reported as part of the Asset impairment and related charges line item, and any VY severance and retention expenses; these items will be reflected as special items

•	EWC O&M savings from HCM assumed to be approximately $55 million (pre-tax) in 2014, exclusive of any cost to achieve the expected savings
•	Increased decommissioning expense, reflecting accretion of asset retirement obligation largely at VY
•
Increased depreciation expense due to higher depreciation expense for VY resulting from the shutdown decision in third quarter 2013 and higher depreciable plant balances; also reflects an estimated effect of revised depreciation rates based on a new depreciation rate study

•	Higher effective income tax rate
•	VY contribution to operational adjusted EBITDA approximately $50 million in 2014 compared to approximately $25 million in 2013

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due partly to the elimination of intercompany expense (offset at other business segments)
•	Higher income tax expense

Other
•	2014 average fully diluted shares outstanding of approximately 178 million
•	Overall effective income tax rate of 36 percent in 2014
•
HCM savings in 2014 projected to total approximately $200 million, including non-fuel operation and maintenance expense and capital; HCM savings estimate is exclusive of any cost to achieve the expected savings

•	Pension discount rate of 4.75 percent in 2014, compared to a final average pension discount rate of 4.36 percent in 2013

Operational earnings guidance for 2014 should be considered in association with earnings sensitivities as shown in Table 10. These sensitivities illustrate the estimated change in operational earnings per share resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC. In addition, the operational earnings guidance range for 2014 takes into consideration a number of regulatory initiatives underway across the Utility jurisdictions and potential variations in the pension discount rate to be measured at Dec. 31, 2013.

Estimated annual impacts shown in Table 10 are intended to be indicative rather than precise guidance.

Table 10: 2014 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2013
Variable	2014 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial / Governmental Industrial	Around 1.9% retail sales growth on a weather adjusted basis, 0.6% excluding industrial expansions	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.44
Non-fuel operation and maintenance expense	Lower due to HCM and compensation and benefits costs, partially offset by other increases	1% change in expense	+ / - 0.08
Entergy Wholesale Commodities (j)
Nuclear capacity factor	90% capacity factor	1% change in capacity factor	- / + 0.06
EWC revenue (energy)	$51/MWh nuclear revenue; Non-nuclear net revenue	$10/MWh market price change	- 0.49 / + 0.60
EWC revenue (capacity)	$5.2/kW-month average capacity price on 65% unsold nuclear capacity (including VY)	$0.50/kW-month change in capacity price on nuclear capacity	- / + 0.06
Total non-fuel operation and maintenance expense	$24.3/MWh non-fuel operation and maintenance expense	1% change in expense	+ / - 0.04
Nuclear Outage (lost revenue only)	90% capacity factor, including refueling outages for three EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $47/MWh for contracted volumes and $39/MWh for unsold volumes in 2014 (assuming no resupply option exercise)	- 0.03 / n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+ / - 0.03
Pension and other postretirement costs (expense portion only) (k)	Discount rate of 4.75%	0.25% change	- / + 0.07
Effective income tax rate	36% effective income tax rate	1% change in overall effective income tax rate	+ / - 0.08

(j)	Assumes shutdown of VY in fourth quarter 2014 and uninterrupted normal operation at the remaining nuclear plants.
(k)	Based on 2013 rules of thumb for pension and other post-retirement employee benefit costs.

VII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on the status of Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix C provides information on selected pending local and federal Utility regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of preliminary planned capital expenditures for 2014 through 2016.
•	Appendix F provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is subject to the satisfaction of certain closing conditions including retail regulatory approvals, which remain pending. A revised closing date in 2014 has not yet been settled upon. The definitive agreement provides that it may be terminated by either party if the transaction has not been consummated by Dec. 31, 2013.

Appendix A provides a summary of certain pending activities and events.

Appendix A: Regulatory Summary Table for Spin-Merge of Transmission Business (l) (see Appendix F for definitions of certain abbreviations or acronyms)
Proceeding	Pending Activities / Events
Retail Regulators
Recent Activity: On Aug. 9, 2013, ETI and ITC withdrew their joint change of control application pending before the PUCT. As a result, the APSC, LPSC and CCNO issued orders suspending their respective proceedings. On Sept. 23, 2013, ETI and ITC filed an updated application with the PUCT. After providing notice of the filing of the updated application in Texas, a revised LPSC procedural schedule was set.
Next Steps: Post-hearing briefing in the LPSC proceeding concludes on Nov. 8, 2013. A hearing will be held before the Commissioners of the PUCT beginning Nov. 21, 2013. The APSC and CCNO proceedings remain suspended awaiting revised procedural schedules. Decisions from the MPSC and Missouri PSC are pending.

Federal Energy Regulatory Commission
Sections 203, 205 and 305(a) Filings Recent Activity: On June 20, 2013, FERC issued an order approving the Utility operating companies’ and ITC’s Sept. 24, 2012 joint application related to the proposed transaction, subject to the outcome of a hearing or settlement judge procedures on certain rate issues and transaction-related agreements. The hearing is held in abeyance for settlement procedures. Settlement conferences are under way.
Next Steps: The parties will continue discussions toward reaching settlement of the rate and agreement on pending unresolved issues. The transaction can close, subject to refund, with these issues pending.

Section 204 Filings Recent Activity: On May 16, 2013, FERC approved Entergy’s applications seeking authorization related to certain debt financings necessary to effectuate the ITC transaction and ITC’s application seeking authorizations related to certain post-closing financings. The FERC authorization granted to Entergy expires on Oct. 31, 2013. Entergy is in the process of preparing new applications to be filed by the end of 2013.

Internal Revenue Service	Recent Activity: On May 31, 2013, the IRS issued a private letter ruling that certain requirements for the tax-free treatment of the distribution of TransCo have been met.
Nuclear Regulatory Commission
Recent Activity: On May 3, 2013, the NRC approved the license transfer requests and amendments as part of the steps to complete the transaction. The NRC approval expires on May 3, 2014, and the companies expect to be able to be able to obtain an extension if necessary.

Securities and Exchange Commission
Recent Activity: Entergy filed the Mid South TransCo registration statement on July 24, 2013. The registration statement reflects Entergy’s intent to pursue a combination partial split-off and spin-off prior to the merger of the transmission business with ITC. In a split-off, Entergy shareholders will be offered the opportunity to exchange their Entergy common stock for TransCo common units at a to-be-determined exchange ratio (as described in the registration statement), subject to an upper limit on the exchange ratio. The terms of the exchange offer (including the number of TransCo units to be offered in the exchange offer, the discount to ITC’s stock price and the upper limit) will be determined immediately prior to the launch of the exchange offer and announced pursuant to a press release. Entergy also retains the option to contribute up to 4.999 percent of ITC shares at closing of the transmission business merger into an exchange trust to offer to exchange for Entergy common stock up to six months after close.
Next Steps: Mid South TransCo will respond to SEC comments on the registration statement.

Hart-Scott-Rodino Notification
Recent Activity: The ability to close the transaction based on the Dec. 14, 2012 premerger notification filings under the HSR Act expires on Jan. 14, 2014. Entergy and ITC are in the process of preparing new notifications targeted to be filed by the end of 2013.

(l)
It is a condition to the closing of the proposed spin-merge transaction that all state and federal regulatory approvals required to join an acceptable RTO shall have been obtained. See Appendix C for the status of regulatory approvals required to join MISO.

Additional Information and Where to Find It
ITC filed a registration statement on Form S-4 (Registration No. 333-184073) with the SEC registering the offer and sale of shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement was declared effective by the SEC on Feb. 25, 2013. ITC is also expected to file a post-effective amendment to the above registration statement. ITC shareholders are urged to read the prospectus included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available) and any other relevant documents because they contain important information about TransCo and the proposed transactions. In addition, on July 24, 2013, TransCo filed a registration statement on Form S-4/S-1 (Registration No. 333-190094) with the SEC registering the offer and sale of TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement includes a prospectus of TransCo related to the proposed transactions. Entergy will file a tender offer statement on Schedule TO with the SEC related to the exchange of shares of Entergy common stock for the TransCo common units. Entergy shareholders are urged to read the prospectuses included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available), the TransCo registration statement, the tender offer statement on Schedule TO (when available) and any other relevant documents because they contain important information about ITC, TransCo and the proposed transactions. The registration statements, prospectuses, tender offer statement and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 and Appendix B-2 provide details of third quarter and year-to-date 2013 versus 2012 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
Third Quarter 2013 vs. 2012
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2012 earnings	1.66	1.72		0.49	0.49		(0.26)	(0.26)		1.89	1.95
Income taxes - other	0.17	0.17	(m)	0.14	0.14	(n)	0.15	0.15	(o)	0.46	0.46
Net revenue	0.41	0.41	(p)	-	-		0.01	0.01		0.42	0.42
Preferred dividend requirements	-	-		-	-		0.01	0.01		0.01	0.01
Other income (deductions) - other	(0.01)	(0.01)		0.01	0.01		-	-		-	-
Asset impairment / related charges	-	-		(0.97)	-	(q)	-	-		(0.97)	-
Nuclear refueling outage expense	(0.01)	(0.01)		-	-		-	-		(0.01)	(0.01)
Interest expense and other charges	(0.02)	(0.02)		-	-		0.01	0.01		(0.01)	(0.01)
Decommissioning expense	-	-		(0.01)	(0.01)		-	-		(0.01)	(0.01)
Taxes other than income taxes	(0.01)	(0.01)		(0.02)	(0.02)		-	-		(0.03)	(0.03)
Depreciation / amortization expense	(0.06)	(0.06)	(r)	(0.09)	(0.09)	(s)	-	-		(0.15)	(0.15)
Other operation & maintenance expense	(0.18)	(0.15)	(t)	(0.07)	(0.06)	(u)	(0.01)	(0.01)		(0.26)	(0.22)
2013 earnings	1.95	2.04		(0.52)	0.46		(0.09)	(0.09)		1.34	2.41

Appendix B-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-Date 2013 vs. 2012
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other		Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional	As- Reported	Opera- tional
2012 earnings	3.73	3.88		(0.10)	1.16		(0.53)	(0.53)	3.10	4.51
Net revenue	1.58	1.58	(p)	(0.07)	(0.07)	(v)	0.02	0.02	1.53	1.53
Preferred dividend requirements	-	-		-	-		0.01	0.01	0.01	0.01
Asset impairment / related charges	-	-		0.29	-	(q)	-	-	0.29	-
Nuclear refueling outage expense	(0.04)	(0.04)		0.01	0.01		-	-	(0.03)	(0.03)
Other income (deductions) - other	(0.04)	(0.04)		(0.01)	(0.01)		0.01	0.01	(0.04)	(0.04)
Interest expense and other charges	(0.07)	(0.07)	(w)	0.01	0.01		(0.02)	(0.02)	(0.08)	(0.08)
Taxes other than income taxes	(0.07)	(0.07)	(x)	(0.02)	(0.02)		-	-	(0.09)	(0.09)
Decommissioning expense	(0.01)	(0.01)		(0.17)	(0.17)	(y)	-	-	(0.18)	(0.18)
Depreciation / amortization expense	(0.21)	(0.21)	(r)	(0.09)	(0.09)	(s)	-	-	(0.30)	(0.30)
Income taxes – other	(0.62)	(0.62)	(m)	0.23	0.23	(n)	(0.03)	(0.03)	(0.42)	(0.42)
Other operation & maintenance expense	(0.51)	(0.45)	(t)	(0.08)	(0.06)	(u)	(0.04)	(0.04)	(0.63)	(0.55)
2013 earnings	3.74	3.95		-	0.99		(0.58)	(0.58)	3.16	4.36

(m)
The increase in the current quarter was due largely to favorable interest settlements on the filing of state income tax adjustments in third quarter 2013 totaling approximately $27 million. The year-to-date decrease was due primarily to items recorded in the prior year. Second quarter 2012 included a decrease in income tax expense resulting from an agreement reached with the IRS associated with certain storm cost financings in Louisiana. The decrease was partially offset by the first quarter 2012 write off of an EGSL regulatory asset for income taxes. The tax item recorded in the current quarter also provided a partial offset to the year-to-date decrease.

(n)
The current quarter and year-to-date increases reflected resolution of a tax basis issue in third quarter 2013, which resulted in the reversal of an income tax reserve on that issue for approximately $22 million. The year-to-date increase also included a state income tax benefit of approximately $17 million recorded in second quarter 2013.

(o)	The increase in the current quarter was due primarily to the reversal of a state valuation allowance of approximately $28 million.
Utility Net Revenue Variance Analysis 2013 vs. 2012 ($ EPS)
	Third Quarter	Year-to-Date
Weather	(0.07)	(0.10)
Sales growth / pricing	0.34	0.94
Regulatory agreement	-	0.57
Other	0.14	0.17
Total	0.41	1.58

(p)
The current quarter and year-to-date increases reflected the net effect of pricing adjustments from regulatory actions, primarily from placing the Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions in service around the end of 2012. The volume variances in net revenue reflected weather-adjusted sales growth and an increase in the unbilled sales period, both in third quarter 2013, and less favorable weather. The EAI energy efficiency rider and the effect of prior year charges associated with the September 2012 ETI rate order contributed to the current quarter and year-to-date increases. The current quarter increase also reflected lower regulatory charges from a decrease in earnings on nuclear decommissioning trusts. The year-to-date increase also included the Grand Gulf extended power uprate completed around midyear last year and the effect of the second quarter 2012 regulatory charge for sharing of tax benefits from an IRS agreement discussed in (m). A portion of these items in the current quarter and year-to-date periods were for recovery of costs below the net revenue line.

(q)
The as-reported decrease in the current quarter reflected Entergy’s decision to shut down VY at the end of its current operating cycle in 2014. This decision resulted in a non-cash impairment of the carrying values of VY and related assets to their fair value, in accordance with GAAP, and other related charges including the effect of capital spending now chargeable to expense because of the plant’s shortened life. In first quarter 2012, an impairment charge was also recorded for VY. The year-to-date increase reflected the net effect of the two charges.

(r)
The decrease in the current quarter and year-to-date was due to additions to plant in service, including the Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions. The Grand Gulf extended power uprate and higher depreciation rates at ETI resulting from the 2012 rate case order also contributed to decreases in the year-to-date period.

(s)
The current quarter and year-to-date decreases were due primarily to an item recorded in the prior year. In the third quarter 2012, an approximate $19 million pre-tax reduction in depreciation expense was recorded as a result of an award for a claim by IP2 against the DOE for spent nuclear fuel storage costs.

(t)
The decreases in the current quarter and year-to-date periods were due to several factors. Higher compensation and benefits costs were a primary factor, driven by post-employment benefits and a charge recorded in third quarter 2013 related to lump sum benefits out of the non-qualified pension plan. In addition, higher fossil plant spending due primarily to the Hinds and Hot Spring power plant acquisitions and energy efficiency spending at EAI, which are offset in net revenue as discussed in (p), contributed to the decreases. The year-to-date decrease also included higher nuclear spending, including costs related to the generator stator accident at ANO. The as-reported decreases also included HCM implementation expenses.

(u)
The current quarter and year-to-date decreases were due largely to higher compensation and benefits costs driven by post-employment benefits and a charge recorded in third quarter 2013 related to lump sum benefits out of the non-qualified pension plan. The as-reported decreases also included HCM implementation expenses.

(v)	The year-to-date decrease reflected a decline in nuclear generation due to an increase in refueling and unplanned outage days. The decrease was partially offset by higher capacity pricing.

(w)	The year-to-date decrease was due primarily to higher debt balances as well as lower allowance for funds used during construction due to completion of several major projects in mid- to late-2012.

(x)
The year-to-date decrease was due primarily to increase in ad valorem taxes resulting from 2013 higher assessments as well as an increase in local franchise taxes resulting from higher residential and commercial revenues compared to the prior year.

(y)
The year-to-date decrease was largely attributable to reductions in the asset retirement obligation recorded in second quarter 2012, which factored in, among other things, an updated decommissioning cost study for Pilgrim.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-year comparisons. Amounts are shown on both an earnings per share basis and a net income basis. Special items are those events that are not routine. Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Third Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility
Transmission business spin-merge expenses	(0.06)	(0.06)	-	(0.16)	(0.15)	(0.01)
HCM implementation expenses	(0.03)	-	(0.03)	(0.05)	-	(0.05)
Total Utility	(0.09)	(0.06)	(0.03)	(0.21)	(0.15)	(0.06)

Entergy Wholesale Commodities
VY asset impairments / related charges	(0.97)	-	(0.97)	(0.97)	(1.26)	0.29
HCM implementation expenses	(0.01)	-	(0.01)	(0.02)	-	(0.02)
Total Entergy Wholesale Commodities	(0.98)	-	(0.98)	(0.99)	(1.26)	0.27

Parent & Other
Transmission business spin-merge expenses	-	-	-	-	-	-

Total Special Items	(1.07)	(0.06)	(1.01)	(1.20)	(1.41)	0.21

(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility
Transmission business spin-merge expenses	(10.1)	(10.7)	0.6	(28.6)	(26.4)	(2.2)
HCM implementation expenses	(5.2)	-	(5.2)	(7.9)	-	(7.9)
Total Utility	(15.3)	(10.7)	(4.6)	(36.5)	(26.4)	(10.1)

Entergy Wholesale Commodities
VY asset impairments / related charges	(173.1)	-	(173.1)	(173.1)	(223.5)	50.4
HCM implementation expenses	(2.1)	-	(2.1)	(3.2)	-	(3.2)
Total Entergy Wholesale Commodities	(175.2)	-	(175.2)	(176.3)	(223.5)	47.2

Parent & Other
Transmission business spin-merge expenses	-	-	-	-	(1.0)	1.0

Total Special Items	(190.5)	(10.7)	(179.8)	(212.8)	(250.9)	38.1

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: see next column
Rate Case Recent Activity / Next Steps: In revised surrebuttal testimony filed Oct. 21, 2013 and errata filed Sept. 23, 2013, the APSC Staff recommended a revenue deficiency of $110 million on rate base of $4.797 billion and an ROE of 9.6 percent. Staff supports the MISO rider and the capacity cost recovery rider proposed by EAI. On Sept. 23, 2013, EAI filed sur-surrebuttal testimony reflecting an updated rate increase request of $145 million on rate base of $4.84 billion based on 12 months of actuals, with no change to its requested ROE of 10.4 percent. Hearings began in October 2013. An APSC decision is expected by year end. New rates are expected to become effective January 2014.
Rate Case Background: On March 1, 2013, EAI filed a rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending Dec. 31, 2012 with known and measurable changes through Dec. 31, 2013. EAI also proposed a capacity cost recovery rider and a rider to recover costs associated with MISO and ITC (if the ITC transaction is completed).

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
9.45% - 10.45% (gas)
Last Filed Rate Base: see next column for electric
$0.05 billion (gas) filed 1/13 based on 9/30/12 test yr

Rate Case Recent Activity / Next Steps: Discovery is in progress. Staff and intervenor testimony is due Dec. 6, 2013. EGSL will work with the parties to come up with proposed new dates for the remainder of the procedural schedule. New rates are expected to become effective in May 2014.
Rate Case Background: On Feb. 15, 2013, EGSL filed an electric rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending June 30, 2012 with known and measurable changes through Dec. 31, 2013. In the scenario that assumes that both the MISO transition and the proposed spin-merge of the transmission business with ITC are completed, EGSL is requesting a rate increase of $28 million based on rate base of $2.1 billion. The alternate scenario, which assumes only the transition to MISO, reflects a $24 million rate increase request based on rate base of $2.7 billion. Both scenarios propose a new transmission rider, continuation of the capacity rider and a new three-year FRP for 2013 - 2015 test years. The proposed FRP reflects a bandwidth of +/- 75 basis points and 60 percent / 40 percent sharing between customers and the company.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: see next column
LPSC Rate Case Recent Activity / Next Steps: Staff and intervenor direct testimony is due Nov. 15, 2013 and hearings are scheduled in January 2014. New rates are expected to become effective in May 2014.
LPSC Rate Case Background: On Feb. 15, 2013, ELL filed a rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending June 30, 2012 with known and measurable changes through Dec. 31, 2013. In the scenario that assumes that both the MISO transition and the proposed spin-merge of the transmission business with ITC are completed, ELL is requesting a rate increase of $168 million based on rate base of $3.8 billion. The alternate scenario, which assumes only the transition to MISO, reflects a $144 million rate increase request based on rate base of $4.5 billion. Both scenarios propose a new transmission rider, continuation of the capacity rider and a new three-year FRP for 2013 - 2015 test years. The proposed FRP reflects a bandwidth of +/- 75 basis points and 60 percent / 40 percent sharing between customers and the company.
Other Recent Activity: Discovery is in progress in ELL’s rate case for its Algiers territory, which is regulated by the CCNO. ELL is requesting a rate increase of $13 million (phased in over three years), including a 10.4 percent ROE and an FRP mechanism identical to the ELL request. Advisors’ direct testimony is due Nov. 29, 2013. Hearings are scheduled for April 2014. New rates are expected to become effective in second quarter 2014.

Entergy Mississippi Authorized ROE Range: 9.76% - 11.83% (per 4/13 revised FRP filing) Last Filed Rate Base: $1.7 billion filed 4/13 based on 12/31/12 test yr
Recent Activity: On Aug. 13, 2013, the MPSC approved a stipulation resolving EMI’s 2012 test year FRP. Without agreeing to any specific disallowances, the stipulation provides for a rate increase of approximately $22.3 million, which brings EMI up to the equity “point of adjustment” of 10.59 percent from an 8.96 percent earned ROE for 2012. The annualized change was effective with September 2013 bills.
Background: EMI’s FRP includes an annual redetermination of the benchmark ROE based on a formula tied to interest rates and equity risk premiums, with an adjustment based upon performance ratings. Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance, subject to a 4 percent revenue limit. The annual filing occurs each March with rates effective each June (if no hearing) or July (if hearing). EMI’s FRP does not have an expiration date.
On April 30, 2013, EMI filed its revised evaluation report for the 2012 test year. The revised filing reflected a 7.91 percent earned ROE, which was below the bandwidth of 9.76 to 11.83 percent. The calculated 10.8 percent FRP midpoint ROE included the benefit of a 0.74 percent performance incentive.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric) and $0.09 billion (gas) filed 5/12 based on 12/31/11 test yr
Recent Activity: On Aug. 8, 2013, the CCNO approved a “black box” settlement resolving the remaining open items in ENOI’s 2011 test year FRP. The settlement provides for a $(6.5) million electric rate decrease. When combined with the $4.9 million electric rate increase previously implemented in October 2012, the settlement results in a net $(1.6) million decrease from pre-October 2012 rates. There was no change in gas rates. ENOI likely will make a base rate case filing in mid-2014. However, ENOI is in discussions with the CCNO and its Advisors regarding various ratemaking alternatives to a full base rate case.
Background: A three-year FRP beginning with the 2009 test year was adopted in April 2009. Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth. Earnings outside the bandwidth reset to the midpoint ROE. Rates change on a prospective basis depending on whether ENOI is over- or under-earning. The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure.

Appendix C: Regulatory Summary (see Appendix F for definitions of certain abbreviations or acronyms) (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Texas Authorized ROE: 9.8% Last Filed Rate Base: $1.6 billion filed 9/13 based on 3/31/13 adjusted test yr
Recent Activity: On Sept. 25, 2013, ETI filed a rate case requesting a $38.6 million base rate increase and a 10.4 percent ROE based on a test year period ending March 31, 2013. With additional riders for rate case expenses, reserve equalization payments and transmission cost recovery rider, the increase would be $44 million initially. Special circumstances recovery as fuel of approximately $22 million of historical purchased power capacity costs was reflected in the fuel reconciliation.  A procedural schedule has been set that includes Staff testimony due Dec. 16, 2013 and hearings in January 2014. The jurisdictional deadline for a PUCT decision is March 31, 2014.
Background: ETI implemented a $27.7 million overall retail rate increase effective July 2012 pursuant to a final PUCT order authorizing an allowed ROE of 9.8 percent. On Nov. 28, 2012 and Jan. 11, 2013, ETI filed appeals of the PUCT final order and order on rehearing, respectively, in Travis County district court. The appeals remain pending.

Wholesale Regulation
System Energy Resources, Inc. ROE and last calculated rate base: see next column	Recent Activity: None. Background: 10.94 percent ROE approved by July 2001 FERC order. Last Calculated Rate Base: $1.5 billion for Sept. 30, 2013 monthly cost of service.
Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (z) Last Filed OATT Rate Base: $2.5 billion (aa) filed 5/13 based on 12/31/12 test year
Proposal to Join MISO Recent Activity: On Oct. 9, 2013, the Missouri PSC issued an order approving EAI’s request to join MISO, subject to various conditions. EAI intends to request rehearing of the order. On Oct. 15, 2013, EAI filed an OATT at FERC under which EAI will continue to provide transmission service over its limited Missouri transmission facilities, rather than transferring operational control of those facilities to MISO. Comments and protests on the FERC application are due Nov. 5, 2013. The Utility operating companies continue to target joining MISO in December 2013.
Background: Between June 2012 and April 2013, the LPSC, PUCT, APSC, CCNO and MPSC each issued orders approving, subject to certain conditions, the Utility operating companies’ requests for MISO membership.

System Agreement Recent Activity: On Aug. 28, 2013, the presiding judge issued his initial decision in the FERC proceeding regarding calculations for re-pricing wholesale opportunity sales of energy by EAI to third parties for the period 2000 through 2009. The initial decision concluded that the methodology proposed by the LPSC rather than the methodologies proposed by Entergy or FERC Staff, should be used to calculate payments EAI is to make to the other Utility operating companies. Recognizing that the LPSC methodology would result in an inequitable windfall to the other Utility operating companies, the initial decision concludes that any payment by EAI should be reduced by 20 percent. The initial decision and record in the case have been submitted to FERC and various parties, including Entergy, have filed briefs on exceptions. No payments will be made or received by the Utility operating companies until a decision is issued by FERC in this phase of the proceeding and Entergy submits a subsequent filing to comply with that decision.
On Oct. 11, 2013, Entergy filed an amendment to the Entergy System Agreement to modify the notice period for a Utility operating company to terminate its participation in the System Agreement to 60 months from 96 months with a proposed effective date of Oct. 12, 2013. Comments or protests on the amendment filing are due Nov. 12, 2013 and FERC is expected to act in January 2014. On Oct. 18, 2013, ETI filed its notice to terminate its participation in the Entergy System Agreement following the 60-month notice period or such other notice period as approved by FERC.
On Oct. 16, 2013, FERC issued orders in various bandwidth-related proceedings. In the 2007 bandwidth filing, FERC specified its own method for calculating the functionalization ratio to apply to the net operating loss accumulated deferred income taxes for bandwidth purposes and denied Entergy’s request for rehearing of FERC’s prior ruling requiring interest be included on comprehensive recalculated payment and receipt true-up amounts. FERC rejected Entergy’s argument that the ordering of interest was contrary to Commission precedent and determined that due to the length of time that had passed, it was appropriate to allow interest to be paid. Entergy is required to make an additional compliance filing by Nov. 15, 2013.
Background: On June 21, 2012, FERC issued an order relating to an LPSC complaint involving Entergy’s accounting for wholesale opportunity sales of energy by EAI to third parties during the period 2000 through 2009. The order found that, although the sales at issue were permitted under the System Agreement and were made and priced in good faith, the after-the-fact accounting methodology used to determine the cost of the energy used to supply the sales was inconsistent with the System Agreement. The Utility operating companies’ request for rehearing remains pending.
The June 2012 FERC decision established further hearing procedures to determine the calculations. In September and October 2012, the Utility operating companies submitted testimony that included a proposed illustrative re-run of intra-system bills for 2003, 2004 and 2006 (the three years with the highest volume of opportunity sales) consistent with the directives in FERC’s order. The proposed illustrative re-run of intra-system bills shows that the potential cost for EAI would be up to $12 million for those three years, and the potential benefit would be significantly less than that for each of the other Utility operating companies; effects to other System Agreement pricing schedules may offset these costs and benefits. On Dec. 21, 2012, the LPSC filed testimony concluding that EAI should refund approximately $75 million to the other Utility operating companies for those three years. On Feb. 1, 2013, FERC Staff and certain intervenors filed testimony in the proceeding taking positions on the opposing calculations proposed by the LPSC and the Utility operating companies. In April 2013, the Utility operating companies filed rebuttal testimony, including a revised illustrative rerun of the intra-system bills for the three years. The revised calculation resulted in an increase in the potential cost for EAI over those three years of $2.3 million compared to prior submissions.
In 2005, FERC issued orders that require each Utility operating company’s production costs to be within +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs. A subsequent FERC order concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding). Annual bandwidth filings have been made for each year starting with 2007 through 2013, as well as a compliance filing associated with calculations for the period of June through December 2005.

(z)	Applies to sales made under Entergy’s FERC OATT.
(aa)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Third Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)

For 12 months ending Sept. 30	2013	2012	Change
GAAP Measures
Return on average invested capital – as-reported	5.5%	4.8%	0.7%
Return on average common equity – as-reported	9.3%	7.8%	1.5%
Cash flow interest coverage	5.9	6.8	(0.9)
Book value per share	$52.77	$51.73	$1.04
End of period shares outstanding (millions)	178.3	177.7	0.6

Non-GAAP Measures
Return on average invested capital – operational	6.4%	6.0%	0.4%
Return on average common equity – operational	11.7%	10.7%	1.0%

As of Sept. 30 ($ in millions)	2013	2012	Change
GAAP Measures
Cash and cash equivalents	365	750	(385)
Revolver capacity	4,129	2,917	1,212
Commercial paper outstanding	1,015	-	1,015
Total debt	13,623	12,931	692
Securitization debt	910	1,003	(93)
Debt to capital ratio	58.4%	57.7%	0.7%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	87	91	(4)
Leases – Entergy’s share	505	508	(3)
Total off-balance sheet liabilities	592	599	(7)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.7%	55.7%	1.0%
Gross liquidity	4,494	3,667	827
Net debt to net capital ratio, excluding securitization debt	56.0%	54.1%	1.9%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	57.2%	55.4%	1.8%

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of certain measures)
	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13	13YTD	12YTD
Financial
EPS – as-reported ($)	0.87	(0.86)	2.06	1.89	1.66	0.90	0.92	1.34	3.16	3.10
Less – special items ($)	(0.07)	(1.30)	(0.05)	(0.06)	(0.06)	(0.04)	(0.09)	(1.07)	(1.20)	(1.41)
EPS – operational ($)	0.94	0.44	2.11	1.95	1.72	0.94	1.01	2.41	4.36	4.51
Trailing twelve months
ROIC – as-reported (%)	8.0	6.0	6.2	4.8	5.5	6.9	5.9	5.5
ROIC – operational (%)	8.0	7.2	7.4	6.0	6.6	7.0	6.1	6.4
ROE – as-reported (%)	15.4	10.8	11.3	7.8	9.3	12.8	10.5	9.3
ROE – operational (%)	15.6	13.6	14.2	10.7	12.2	13.2	10.9	11.7
Cash flow interest coverage	7.1	7.5	7.2	6.8	6.1	5.9	5.8	5.9
Debt to capital ratio (%)	57.3	57.9	57.4	57.7	58.7	58.7	59.0	58.4
Debt to capital ratio, excluding securitization debt (%)	55.0	55.7	55.3	55.7	56.9	56.9	57.3	56.7
Net debt to net capital ratio, excluding securitization debt (%)	53.5	54.2	54.7	54.1	55.8	56.3	56.7	56.0
Utility
GWh billed
Residential	7,274	7,760	7,940	11,605	7,360	8,344	7,377	11,359	27,080	27,305
Commercial & Governmental	7,270	6,992	7,753	9,101	7,313	7,005	7,267	9,041	23,312	23,846
Industrial	10,130	9,958	10,408	10,748	10,067	9,868	10,357	11,038	31,264	31,114
Wholesale	1,090	732	836	833	798	630	590	667	1,887	2,402
Non-fuel O&M expense per MWh (bb)	$21.99	$20.08	$19.94	$16.66	$22.19	$21.02	$23.44	$18.15	$20.65	$18.73
Entergy Wholesale Commodities
Owned Capacity in MW	6,599	6,612	6,612	6,612	6,612	6,612	6,612	6,612	6,612	6,612
GWh billed	11,121	11,281	11,674	12,002	11,221	10,387	11,172	11,630	33,189	34,957
Net revenue ($ millions)	504	452	444	495	463	493	383	494	1,370	1,391
Operational adjusted EBITDA ($ millions)	193	144	127	185	161	194	61	165	419	457
Avg realized revenue per MWh	$52.48	$49.29	$48.27	$51.88	$50.56	$58.66	$47.36	$53.22	$52.95	$49.84
Non-fuel O&M expense per MWh (bb)	$24.61	$23.93	$24.07	$23.15	$23.52	$25.22	$25.69	$25.28	$25.40	$23.70
	EWC Nuclear Operational Measures
Capacity factor (%)	93	88	85	90	90	83	82	94	86	88
GWh billed	10,367	9,838	10,426	10,480	10,298	9,246	9,789	10,274	29,309	30,744
Avg realized revenue per MWh	$53.00	$50.32	$48.67	$52.27	$49.88	$57.82	$46.40	$53.16	$52.37	$50.42
Production cost per MWh	$25.92	$25.85	$26.61	$26.14	$26.18	$25.94	$29.16	$25.32	$26.73	$26.19

(bb)
Excludes effect of special items: the proposed spin-merge of the transmission business at Utility (2012 and 2013 quarterly and year-to-date periods), HCM implementation expenses (second and third quarters and year-to-date 2013) at Utility and EWC and the asset impairments and related charges of the VY plant at EWC (first quarter and year-to-date 2012 and third quarter and year-to-date 2013).

E.	Preliminary Planned Capital Expenditures

Entergy is developing its capital investment plan for 2014 through 2016. As shown in Appendix E, Entergy currently anticipates $6.8 billion for investment, including $5.8 billion for Utility and $1.0 billion for EWC. Utility depreciation expense over the comparable period is expected to total approximately $3.2 billion. In addition to routine maintenance, the preliminary capital investment plan includes specific investments and initiatives such as:
•
Utility: generation investments of $0.2 billion for ELL’s Ninemile 6 new CCGT project, $0.2 billion for post-Fukushima requirements for the Utility nuclear fleet, $0.4 billion for environmental spending (included in generation) for potential scrubbers at the White Bluff plant to meet pending Arkansas state requirements under the Clean Air Visibility Rule as well as compliance with the EPA’s MATS rule; transmission spending to support economic development projects, reliability and new compliance requirements.

•
Entergy Wholesale Commodities: significant projects required to continue the operation of the current generation fleet including component replacements, software and security; $0.14 billion for NYPA value sharing (the last estimated $72 million payment to be made in January 2015 for 2014 generation); dry cask storage and license renewal and $0.2 billion for post-Fukushima requirements for the EWC nuclear fleet. The preliminary capital plan does not include any amounts for VY. The current preliminary cost estimate for post-Fukushima capital requirements expected to be incurred over the 2012 through 2018 time period has been updated from second quarter 2013 to exclude VY. As a result, total planned capital costs through 2018 for EWC’s post-Fukushima requirements have been reduced by $45 million.

Estimated capital expenditures are subject to periodic review and modification, and actual spending may vary based on a number of factors. The preliminary capital plan does not reflect the effects of the proposed spin-off and merger of the transmission business with ITC discussed in Appendix A. The preliminary total transmission investment is approximately $1.7 billion for 2014 through 2016.

Appendix E: 2014 – 2016 Preliminary Capital Expenditure Plan
Prepared October 2013

Projected Capital Expenditures

2014E – 2016E; $B – Prepared October 2013

Preliminary

Depreciation expense 3.2
Utility
5.8
EWC
1.0[1]
Total
6.8

Utility 5.8
100%
80%
60%
40%
20%
0%
Other
Distribution
Transmission
Generation

EWC 1.0[1]
100%
80%
60%
40%
20%
0%
Dry Cask Storage / License Renewal
NYPA Value Sharing (2014 and 2015)
Post-Fukushima Improvements
Component Replacements / Software / Security
Routine Maintenance

[1] *Does not include any amounts for Vermont Yankee*

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Non-GAAP measures are included in this release to provide metrics that remove the effect of financial events that are not routine, from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel, fuel-related expenses and purchased power
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; EWC acquired RISEC, a 583 MW natural gas-fired combined-cycle generating plant, on Dec. 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh	As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting
Non-fuel O&M expense per MWh
Operation, maintenance and refueling expenses per MWh billed, excluding fuel, fuel-related expenses and purchased power and investments in wind generation accounted for under the equity method of accounting

Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming shutdown of VY in fourth quarter 2014, uninterrupted normal operation at the remaining nuclear plants and timely renewal of plant operating licenses; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval or approval of transmission rights, or other conditions precedent

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contracts are on owned non-utility resources located within Entergy’s utility service territory, which do not operate under market-based rate authority

Planned net MW in operation
Amount of installed capacity to generate power and/or sell capacity; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contracts	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contracts	A contract for the sale of the installed capacity product in regional markets managed by ISO-NE, the NYISO and MISO

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Entergy Wholesale Commodities Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at the time of option expiration, costs to convert firm LD to unit-contingent and other risk management cost; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and/or auction awards
Expected sold and market total revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output and capacity is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost, excluding the revenue associated with the amortization of the below market PPA for Palisades; also excludes payments owed under value sharing agreements, if any

Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable and commercial paper and capital leases on the balance sheet less non-recourse debt, if any
Debt of joint ventures - Entergy’s share	Debt issued by business joint ventures at EWC
Leases - Entergy’s share	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Total debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Total debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Total debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of total debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
ANO	Arkansas Nuclear One (nuclear)
APSC	Arkansas Public Service Commission
B&E	LPSC Business and Executive session
CCGT	Combined cycle gas turbine
CCNO	Council of the City of New Orleans, La.
DOE	U.S. Department of Energy
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
ENOI	Entergy New Orleans, Inc.
EPA	U.S. Environmental Protection Agency
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
FCA 7	Forward Capacity Auction #7 for the June 2016 through May 2017 period
FERC	Federal Energy Regulatory Commission
FRP	Formula rate plan
GAAP	Generally accepted accounting principles
HCM	Human Capital Management strategic imperative
HSR	Hart-Scott-Rodino Antitrust Improvements Act of 1976
IP2	Indian Point Energy Center Unit 2 (nuclear)
IP3	Indian Point Energy Center Unit 3 (nuclear)
IRS	Internal Revenue Service
ISO	Independent system operator
ISO-NE	ISO New England
ITC	ITC Holdings Corp.
FitzPatrick	James A. FitzPatrick Nuclear Power Plant (nuclear)
LHV	Lower Hudson Valley
LPSC	Louisiana Public Service Commission
MATS	Mercury and Air Toxics Standards
MISO	Midcontinent Independent System Operator, Inc.
MPSC	Mississippi Public Service Commission
NRC	Nuclear Regulatory Commission
NYISO	New York Independent System Operator, Inc.
NYPA	New York Power Authority
OATT	FERC-jurisdictional Open Access Transmission Tariff
Palisades	Palisades Power Plant (nuclear)
Pilgrim	Pilgrim Nuclear Power Station (nuclear)
PPA	Power purchase agreement
PSC	Public Service Commission
PUCT	Public Utility Commission of Texas
RISEC	Rhode Island State Energy Center
ROE	Return on equity
ROIC	Return on invested capital
RTO	Regional transmission organization
SEC	U.S. Securities and Exchange Commission
TransCo	Mid South TransCo LLC, a wholly owned subsidiary of Entergy Corp. that will become the holding company for Entergy’s transmission business prior to the close of the merger with ITC
VY	Vermont Yankee Nuclear Power Station (nuclear)

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital Metrics
($ in millions)
	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13
As-reported net income-rolling 12 months (A)	1,346	946	996	705	847	1,160	958	861
Preferred dividends	21	21	21	22	22	22	21	20
Tax effected interest expense	316	322	329	342	350	356	363	365
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,683	1,289	1,346	1,069	1,219	1,538	1,342	1,246

Special items in prior quarters	-	(13)	(244)	(253)	(251)	(31)	(28)	(33)

Special items in current quarter
VY asset impairments / related charges	-	(224)	-	-	-	-	-	(173)
Transmission spin-merge	(13)	(7)	(9)	(11)	(11)	(6)	(12)	(10)
HCM expenses	-	-	-	-	-	-	(4)	(7)
Total special items (C)	(13)	(244)	(253)	(264)	(262)	(37)	(44)	(224)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,696	1,533	1,599	1,333	1,481	1,575	1,386	1,470

Operational earnings, rolling 12 months (A-C)	1,359	1,190	1,249	969	1,109	1,197	1,002	1,085

Average invested capital (D)	21,126	21,339	21,556	22,065	22,290	22,389	22,573	22,857

Average common equity (E)	8,729	8,725	8,814	9,078	9,079	9,064	9,152	9,299

ROIC – as-reported % (B/D)	8.0	6.0	6.2	4.8	5.5	6.9	5.9	5.5

ROIC – operational % ((B-C)/D)	8.0	7.2	7.4	6.0	6.6	7.0	6.1	6.4

ROE – as-reported % (A/E)	15.4	10.8	11.3	7.8	9.3	12.8	10.5	9.3

ROE – operational % ((A-C)/E)	15.6	13.6	14.2	10.7	12.2	13.2	10.9	11.7

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13
Total debt (A)	12,387	12,619	12,533	12,931	13,473	13,471	13,747	13,623
Less securitization debt (B)	1,071	1,049	1,020	1,003	973	952	927	910
Total debt, excluding securitization debt (C)	11,316	11,570	11,513	11,928	12,500	12,519	12,820	12,713
Less cash and cash equivalents (D)	694	685	283	750	533	263	311	365
Net debt, excluding securitization debt (E)	10,622	10,885	11,230	11,178	11,967	12,256	12,509	12,348

Total capitalization (F)	21,629	21,813	21,844	22,402	22,951	22,965	23,302	23,312
Less securitization debt (B)	1,071	1,049	1,020	1,003	973	952	927	910
Total capitalization, excluding securitization debt (G)	20,558	20,764	20,824	21,399	21,978	22,013	22,375	22,402
Less cash and cash equivalents (D)	694	685	283	750	533	263	311	365
Net capital, excluding securitization debt (H)	19,864	20,079	20,541	20,649	21,445	21,750	22,064	22,037

Debt to capital ratio % (A/F)	57.3	57.9	57.4	57.7	58.7	58.7	59.0	58.4

Debt to capital ratio, excluding securitization debt % (C/G)	55.0	55.7	55.3	55.7	56.9	56.9	57.3	56.7

Net debt to net capital ratio, excluding securitization debt % (E/H)	53.5	54.2	54.7	54.1	55.8	56.3	56.7	56.0

Off-balance sheet liabilities (I)	604	601	600	599	595	595	594	592

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	54.8	55.5	56.0	55.4	57.0	57.5	57.8	57.2

Revolver capacity (J)	2,001	2,825	2,762	2,917	3,462	3,542	3,819	4,129

Gross liquidity (D+J)	2,695	3,510	3,045	3,667	3,995	3,805	4,130	4,494

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13
Net income	156	(176)	71	87	59	82	12	(93)
Add back: interest expense	6	6	5	3	3	3	4	4
Add back: income tax expense	18	(92)	47	57	50	57	(15)	(107)
Add back: depreciation and amortization	46	51	48	29	47	49	50	55
Subtract: interest and investment income	29	31	27	20	28	28	22	21
Add back: decommissioning expense	(4)	30	(17)	29	30	31	30	32
Adjusted EBITDA	193	(212)	127	185	161	194	59	(130)
Add back: special item for HCM implementation expenses (pre-tax)	-	-	-	-	–	–	2	3
Add back: VY asset impairments / related charges (pre-tax)	-	356	-	-	–	–	–	292
Operational adjusted EBITDA	193	144	127	185	161	194	61	165

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR.”

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this news release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and the availability of financing.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
September 30, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$99,955	$2,547	$447	$102,949
Temporary cash investments	135,348	122,965	4,070	262,383
Total cash and cash equivalents	235,303	125,512	4,517	365,332
Securitization recovery trust account	49,741	-	-	49,741
Notes receivable	-	633,989	(633,989)	-
Accounts receivable:
Customer	619,483	133,550	-	753,033
Allowance for doubtful accounts	(33,482)	-	-	(33,482)
Associated companies	35,426	4,416	(39,842)	-
Other	150,618	20,084	(82)	170,620
Accrued unbilled revenues	377,261	327	-	377,588
Total accounts receivable	1,149,306	158,377	(39,924)	1,267,759
Deferred fuel costs	119,338	-	-	119,338
Accumulated deferred income taxes	82,005	933	(47,025)	35,913
Fuel inventory - at average cost	187,092	10,317	-	197,409
Materials and supplies - at average cost	594,439	311,680	-	906,119
Deferred nuclear refueling outage costs	108,943	137,049	-	245,992
System agreement cost equalization	6,256	-	-	6,256
Prepayments and other	187,871	414,794	(355,080)	247,585
TOTAL	2,720,294	1,792,651	(1,071,501)	3,441,444

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	44,306	(1,097,159)	44,418
Decommissioning trust funds	2,096,265	2,531,509	-	4,627,774
Non-utility property - at cost (less accumulated depreciation)	180,525	70,060	9,491	260,076
Other	169,409	16,550	-	185,959
TOTAL	3,543,470	2,662,425	(1,087,668)	5,118,227

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,879,974	4,778,958	3,388	42,662,320
Property under capital lease	933,058	-	-	933,058
Natural gas	361,441	-	-	361,441
Construction work in progress	1,243,239	355,509	379	1,599,127
Nuclear fuel	877,375	682,801	-	1,560,176
TOTAL PROPERTY, PLANT AND EQUIPMENT	41,295,087	5,817,268	3,767	47,116,122
Less - accumulated depreciation and amortization	18,360,230	1,188,043	410	19,548,683
PROPERTY, PLANT AND EQUIPMENT - NET	22,934,857	4,629,225	3,357	27,567,439

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	860,169	-	-	860,169
Other regulatory assets	4,750,482	-	-	4,750,482
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	12,820	53,495	48,292	114,607
Other	215,563	722,488	(15,555)	922,496
TOTAL	6,385,335	779,056	32,737	7,197,128
		-
TOTAL ASSETS	$35,583,956	$9,863,357	$(2,123,075)	$43,324,238

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$188,884	$17,376	$-	$206,260
Notes payable and commercial paper:
Associated companies	-	204,063	(204,063)	-
Other	90,963	-	1,015,076	1,106,039
Account payable:
Associated companies	15,630	20,517	(36,147)	-
Other	707,326	192,520	285	900,131
Customer deposits	366,151	-	-	366,151
Taxes accrued	-	-	327,569	327,569
Accumulated deferred income taxes	24,500	46,550	(46,223)	24,827
Interest accrued	149,596	2,253	7,229	159,078
Deferred fuel costs	21,995	-	-	21,995
Obligations under capital leases	2,717	-	-	2,717
Pension and other postretirement liabilities	46,165	7,657	-	53,822
System agreement cost equalization	6,256	-	-	6,256
Other	137,641	116,011	263	253,915
TOTAL	1,757,824	606,947	1,063,989	3,428,760

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,103,683	871,639	365,725	8,341,047
Accumulated deferred investment tax credits	266,547	-	-	266,547
Obligations under capital leases	32,814	-	-	32,814
Other regulatory liabilities	1,189,579	-	-	1,189,579
Decommissioning and retirement cost liabilities	2,062,020	1,640,861	-	3,702,881
Accumulated provisions	110,365	4,093	1,049	115,507
Pension and other postretirement liabilities	2,871,661	847,489	-	3,719,150
Long-term debt	10,531,749	94,334	1,649,409	12,275,492
Other	734,403	578,160	(749,064)	563,499
TOTAL	24,902,821	4,036,576	1,267,119	30,206,516

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013	2,161,268	301,095	(2,459,815)	2,548
Paid-in capital	2,417,644	2,013,134	931,646	5,362,424
Retained earnings	4,382,837	2,950,186	2,492,630	9,825,653
Accumulated other comprehensive income (loss)	(198,949)	(44,581)	-	(243,530)
Less - treasury stock, at cost (76,446,813 shares in 2013)	120,000	-	5,418,644	5,538,644
Total common shareholders' equity	8,642,800	5,219,834	(4,454,183)	9,408,451
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,736,800	5,219,834	(4,454,183)	9,502,451

TOTAL LIABILITIES AND EQUITY	$35,583,956	$9,863,357	$(2,123,075)	$43,324,238

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$104,378	$8,224	$390	$112,992
Temporary cash investments	275,755	132,697	11,125	419,577
Total cash and cash equivalents	380,133	140,921	11,515	532,569
Securitization recovery trust account	46,040	-	-	46,040
Notes receivable	-	446,356	(446,356)	-
Accounts receivable:
Customer	374,403	194,468	-	568,871
Allowance for doubtful accounts	(31,956)	-	-	(31,956)
Associated companies	28,729	5,365	(34,094)	-
Other	149,681	10,984	743	161,408
Accrued unbilled revenues	303,264	128	-	303,392
Total accounts receivable	824,121	210,945	(33,351)	1,001,715
Deferred fuel costs	150,363	-	-	150,363
Accumulated deferred income taxes	348,881	1,272	(43,251)	306,902
Fuel inventory - at average cost	205,468	8,363	-	213,831
Materials and supplies - at average cost	588,657	339,873	-	928,530
Deferred nuclear refueling outage costs	123,975	119,399	-	243,374
System agreement cost equalization	16,880	-	-	16,880
Prepayments and other	70,777	413,333	(241,188)	242,922
TOTAL	2,755,295	1,680,462	(752,631)	3,683,126

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	46,626	(1,097,159)	46,738
Decommissioning trust funds	1,855,959	2,334,149	-	4,190,108
Non-utility property - at cost (less accumulated depreciation)	174,219	70,546	11,274	256,039
Other	422,139	14,095	-	436,234
TOTAL	3,549,588	2,465,416	(1,085,885)	4,929,119

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,264,453	4,676,696	3,418	41,944,567
Property under capital lease	935,199	-	-	935,199
Natural gas	353,492	-	-	353,492
Construction work in progress	973,071	391,749	879	1,365,699
Nuclear fuel	907,293	691,137	-	1,598,430
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,433,508	5,759,582	4,297	46,197,387
Less - accumulated depreciation and amortization	17,840,387	1,058,069	386	18,898,842
PROPERTY, PLANT AND EQUIPMENT - NET	22,593,121	4,701,513	3,911	27,298,545

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	742,030	-	-	742,030
Other regulatory assets	5,025,912	-	-	5,025,912
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	10,461	20,749	6,538	37,748
Other	215,422	752,132	(30,906)	936,648
TOTAL	6,540,126	775,954	(24,368)	7,291,712
		-
TOTAL ASSETS	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$701,090	$17,426	$-	$718,516
Notes payable and commercial paper:
Associated companies	28,000	1,437	(29,437)	-
Other	131,399	-	664,603	796,002
Account payable:
Associated companies	15,798	11,010	(26,808)	-
Other	957,193	259,462	525	1,217,180
Customer deposits	359,078	-	-	359,078
Taxes accrued	664,891	-	(331,172)	333,719
Accumulated deferred income taxes	7,955	40,431	(35,277)	13,109
Interest accrued	160,151	321	24,192	184,664
Deferred fuel costs	96,439	-	-	96,439
Obligations under capital leases	3,880	-	-	3,880
Pension and other postretirement liabilities	89,400	6,500	-	95,900
System agreement cost equalization	25,848	-	-	25,848
Other	106,052	154,019	1,915	261,986
TOTAL	3,347,174	490,606	268,541	4,106,321

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,844,329	819,998	647,429	8,311,756
Accumulated deferred investment tax credits	273,696	-	-	273,696
Obligations under capital leases	34,541	-	-	34,541
Other regulatory liabilities	898,614	-	-	898,614
Decommissioning and retirement cost liabilities	1,970,362	1,543,272	-	3,513,634
Accumulated provisions	357,801	978	3,447	362,226
Pension and other postretirement liabilities	2,891,787	834,099	-	3,725,886
Long-term debt	9,533,760	92,304	2,294,254	11,920,318
Other	709,182	611,814	(743,086)	577,910
TOTAL	23,514,072	3,902,465	2,202,044	29,618,581

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	301,097	(2,459,817)	2,548
Paid-in capital	2,417,644	1,861,355	1,078,853	5,357,852
Retained earnings	4,052,441	3,145,925	2,506,225	9,704,591
Accumulated other comprehensive income (loss)	(214,980)	(78,103)	-	(293,083)
Less - treasury stock, at cost (76,945,239 shares in 2012)	120,000	-	5,454,819	5,574,819
Total common shareholders' equity	8,296,373	5,230,274	(4,329,558)	9,197,089
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,390,373	5,230,274	(4,329,558)	9,291,089

TOTAL LIABILITIES AND EQUITY	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(4,423)	$(5,677)	$57	$(10,043)
Temporary cash investments	(140,407)	(9,732)	(7,055)	(157,194)
Total cash and cash equivalents	(144,830)	(15,409)	(6,998)	(167,237)
Securitization recovery trust account	3,701	-	-	3,701
Notes receivable	-	187,633	(187,633)	-
Accounts receivable:
Customer	245,080	(60,918)	-	184,162
Allowance for doubtful accounts	(1,526)	-	-	(1,526)
Associated companies	6,697	(949)	(5,748)	-
Other	937	9,100	(825)	9,212
Accrued unbilled revenues	73,997	199	-	74,196
Total accounts receivable	325,185	(52,568)	(6,573)	266,044
Deferred fuel costs	(31,025)	-	-	(31,025)
Accumulated deferred income taxes	(266,876)	(339)	(3,774)	(270,989)
Fuel inventory - at average cost	(18,376)	1,954	-	(16,422)
Materials and supplies - at average cost	5,782	(28,193)	-	(22,411)
Deferred nuclear refueling outage costs	(15,032)	17,650	-	2,618
System agreement cost equalization	(10,624)	-	-	(10,624)
Prepayments and other	117,094	1,461	(113,892)	4,663
TOTAL	(35,001)	112,189	(318,870)	(241,682)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	(2,320)	-	(2,320)
Decommissioning trust funds	240,306	197,360	-	437,666
Non-utility property - at cost (less accumulated depreciation)	6,306	(486)	(1,783)	4,037
Other	(252,730)	2,455	-	(250,275)
TOTAL	(6,118)	197,009	(1,783)	189,108

PROPERTY, PLANT, AND EQUIPMENT

Electric	615,521	102,262	(30)	717,753
Property under capital lease	(2,141)	-	-	(2,141)
Natural gas	7,949	-	-	7,949
Construction work in progress	270,168	(36,240)	(500)	233,428
Nuclear fuel	(29,918)	(8,336)	-	(38,254)
TOTAL PROPERTY, PLANT AND EQUIPMENT	861,579	57,686	(530)	918,735
Less - accumulated depreciation and amortization	519,843	129,974	24	649,841
PROPERTY, PLANT AND EQUIPMENT - NET	341,736	(72,288)	(554)	268,894

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	118,139	-	-	118,139
Other regulatory assets	(275,430)	-	-	(275,430)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	2,359	32,746	41,754	76,859
Other	141	(29,644)	15,351	(14,152)
TOTAL	(154,791)	3,102	57,105	(94,584)

TOTAL ASSETS	$145,826	$240,012	$(264,102)	$121,736

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(512,206)	$(50)	$-	$(512,256)
Notes payable and commercial paper:
Associated companies	(28,000)	202,626	(174,626)	-
Other	(40,436)	-	350,473	310,037
Account payable:
Associated companies	(168)	9,507	(9,339)	-
Other	(249,867)	(66,942)	(240)	(317,049)
Customer deposits	7,073	-	-	7,073
Taxes accrued	(664,891)	-	658,741	(6,150)
Accumulated deferred income taxes	16,545	6,119	(10,946)	11,718
Interest accrued	(10,555)	1,932	(16,963)	(25,586)
Deferred fuel costs	(74,444)	-	-	(74,444)
Obligations under capital leases	(1,163)	-	-	(1,163)
Pension and other postretirement liabilities	(43,235)	1,157	-	(42,078)
System agreement cost equalization	(19,592)	-	-	(19,592)
Other	31,589	(38,008)	(1,652)	(8,071)
TOTAL	(1,589,350)	116,341	795,448	(677,561)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	259,354	51,641	(281,704)	29,291
Accumulated deferred investment tax credits	(7,149)	-	-	(7,149)
Obligations under capital leases	(1,727)	-	-	(1,727)
Other regulatory liabilities	290,965	-	-	290,965
Decommissioning and retirement cost liabilities	91,658	97,589	-	189,247
Accumulated provisions	(247,436)	3,115	(2,398)	(246,719)
Pension and other postretirement liabilities	(20,126)	13,390	-	(6,736)
Long-term debt	997,989	2,030	(644,845)	355,174
Other	25,221	(33,654)	(5,978)	(14,411)
TOTAL	1,388,749	134,111	(934,925)	587,935

Subsidiaries' preferred stock without sinking fund	-	-	-	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013 and in 2012	-	(2)	2	-
Paid-in capital	-	151,779	(147,207)	4,572
Retained earnings	330,396	(195,739)	(13,595)	121,062
Accumulated other comprehensive income (loss)	16,031	33,522	-	49,553
Less - treasury stock, at cost	-	-	(36,175)	(36,175)
Total common shareholders' equity	346,427	(10,440)	(124,625)	211,362
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	346,427	(10,440)	(124,625)	211,362

TOTAL LIABILITIES AND EQUITY	$145,826	$240,012	$(264,102)	$121,736

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,706,369	$-	$(1,569)	$2,704,800
Natural gas	26,113	-	-	26,113
Competitive businesses	-	623,321	(2,275)	621,046
Total	2,732,482	623,321	(3,844)	3,351,959

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	712,929	105,753	(428)	818,254
Purchased power	378,042	23,098	(8,595)	392,545
Nuclear refueling outage expenses	31,557	33,201	-	64,758
Asset impairment and related charges	-	291,505	-	291,505
Other operation and maintenance	569,829	264,138	5,381	839,348
Decommissioning	29,426	31,422	-	60,848
Taxes other than income taxes	122,862	33,626	462	156,950
Depreciation and amortization	269,006	55,125	1,018	325,149
Other regulatory charges (credits) - net	13,708	-	-	13,708
Total	2,127,359	837,868	(2,162)	2,963,065

OPERATING INCOME	605,123	(214,547)	(1,682)	388,894

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	17,676	-	-	17,676
Interest and investment income	33,821	20,946	(31,337)	23,430
Miscellaneous - net	(5,873)	(2,296)	(2,045)	(10,214)
Total	45,624	18,650	(33,382)	30,892

INTEREST EXPENSE
Interest expense	134,081	4,268	19,155	157,504
Allowance for borrowed funds used during construction	(6,453)	-	-	(6,453)
Total	127,628	4,268	19,155	151,051

INCOME BEFORE INCOME TAXES	523,119	(200,165)	(54,219)	268,735

Income taxes	170,816	(107,337)	(38,926)	24,553

CONSOLIDATED NET INCOME	352,303	(92,828)	(15,293)	244,182

Preferred dividend requirements of subsidiaries	4,332	-	-	4,332

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$347,971	$(92,828)	$(15,293)	$239,850

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.95	$(0.52)	$(0.08)	$1.35
DILUTED	$1.95	$(0.52)	$(0.09)	$1.34

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,283,721
DILUTED				178,652,210

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,321,328	$-	$(968)	$2,320,360
Natural gas	23,557	-	-	23,557
Competitive businesses	-	626,849	(7,206)	619,643
Total	2,344,885	626,849	(8,174)	2,963,560

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	500,218	96,479	(427)	596,270
Purchased power	312,429	35,293	(11,170)	336,552
Nuclear refueling outage expenses	29,714	32,868	-	62,582
Asset impairment and related charges	-	-	-	-
Other operation and maintenance	518,830	244,981	1,431	765,242
Decommissioning	27,657	29,139	-	56,796
Taxes other than income taxes	119,676	29,097	276	149,049
Depreciation and amortization	251,099	29,585	1,056	281,740
Other regulatory charges (credits) - net	24,477	-	-	24,477
Total	1,784,100	497,442	(8,834)	2,272,708

OPERATING INCOME	560,785	129,407	660	690,852

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	18,396	-	-	18,396
Interest and investment income	35,772	20,197	(31,479)	24,490
Miscellaneous - net	(4,451)	(3,038)	(3,279)	(10,768)
Total	49,717	17,159	(34,758)	32,118

INTEREST EXPENSE
Interest expense	130,331	3,118	22,351	155,800
Allowance for borrowed funds used during construction	(8,003)	-	-	(8,003)
Total	122,328	3,118	22,351	147,797

INCOME BEFORE INCOME TAXES	488,174	143,448	(56,449)	575,173

Income taxes	187,668	56,676	(11,841)	232,503

CONSOLIDATED NET INCOME	300,506	86,772	(44,608)	342,670

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$296,174	$86,772	$(45,858)	$337,088

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.67	$0.49	$(0.26)	$1.90
DILUTED	$1.66	$0.49	$(0.26)	$1.89

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,517,846
DILUTED				177,975,075

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$385,041	$-	$(601)	$384,440
Natural gas	2,556	-	-	2,556
Competitive businesses	-	(3,528)	4,931	1,403
Total	387,597	(3,528)	4,330	388,399

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	212,711	9,274	(1)	221,984
Purchased power	65,613	(12,195)	2,575	55,993
Nuclear refueling outage expenses	1,843	333	-	2,176
Asset impairment and related charges	-	291,505	-	291,505
Other operation and maintenance	50,999	19,157	3,950	74,106
Decommissioning	1,769	2,283	-	4,052
Taxes other than income taxes	3,186	4,529	186	7,901
Depreciation and amortization	17,907	25,540	(38)	43,409
Other regulatory charges (credits )- net	(10,769)	-	-	(10,769)
Total	343,259	340,426	6,672	690,357

OPERATING INCOME	44,338	(343,954)	(2,342)	(301,958)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(720)	-	-	(720)
Interest and investment income	(1,951)	749	142	(1,060)
Miscellaneous - net	(1,422)	742	1,234	554
Total	(4,093)	1,491	1,376	(1,226)

INTEREST EXPENSE
Interest expense	3,750	1,150	(3,196)	1,704
Allowance for borrowed funds used during construction	1,550	-	-	1,550
Total	5,300	1,150	(3,196)	3,254

INCOME BEFORE INCOME TAXES	34,945	(343,613)	2,230	(306,438)

Income taxes	(16,852)	(164,013)	(27,085)	(207,950)

CONSOLIDATED NET INCOME	51,797	(179,600)	29,315	(98,488)

Preferred dividend requirements of subsidiaries	-	-	(1,250)	(1,250)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$51,797	$(179,600)	$30,565	$(97,238)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.28	$(1.01)	$0.18	$(0.55)
DILUTED	$0.29	$(1.01)	$0.17	$(0.55)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,834,943	$-	$(3,653)	$6,831,290
Natural gas	113,315	-	-	113,315
Competitive businesses	-	1,770,577	(16,141)	1,754,436
Total	6,948,258	1,770,577	(19,794)	8,699,041

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,509,264	310,561	(1,631)	1,818,194
Purchased power	1,194,182	89,818	(32,582)	1,251,418
Nuclear refueling outage expenses	91,367	100,573	-	191,940
Asset impairment and related charges	-	291,505	-	291,505
Other operation and maintenance	1,676,655	747,598	13,548	2,437,801
Decommissioning	86,926	92,416	-	179,342
Taxes other than income taxes	355,162	96,714	1,058	452,934
Depreciation and amortization	765,727	154,672	3,142	923,541
Other regulatory charges (credits) - net	22,914	-	-	22,914
Total	5,702,197	1,883,857	(16,465)	7,569,589

OPERATING INCOME	1,246,061	(113,280)	(3,329)	1,129,452

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	46,675	-	-	46,675
Interest and investment income	124,622	71,554	(93,899)	102,277
Miscellaneous - net	(18,685)	(11,187)	(7,120)	(36,992)
Total	152,612	60,367	(101,019)	111,960

INTEREST EXPENSE
Interest expense	395,594	11,237	59,591	466,422
Allowance for borrowed funds used during construction	(18,432)	-	-	(18,432)
Total	377,162	11,237	59,591	447,990

INCOME BEFORE INCOME TAXES	1,021,511	(64,150)	(163,939)	793,422

Income taxes	340,817	(64,968)	(61,647)	214,202

CONSOLIDATED NET INCOME	680,694	818	(102,292)	579,220

Preferred dividend requirements of subsidiaries	12,997	-	1,250	14,247

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$667,697	$818	$(103,542)	$564,973

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.75	$0.00	$(0.58)	$3.17
DILUTED	$3.74	$0.00	$(0.58)	$3.16

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,170,339
DILUTED				178,520,063

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,042,658	$-	$(2,906)	$6,039,752
Natural gas	93,444	-	-	93,444
Competitive businesses	-	1,754,774	(22,150)	1,732,624
Total	6,136,102	1,754,774	(25,056)	7,865,820

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,304,446	269,226	(1,407)	1,572,265
Purchased power	903,977	94,978	(32,140)	966,816
Nuclear refueling outage expenses	81,513	102,775	-	184,288
Asset impairment and related charges	-	355,524	-	355,524
Other operation and maintenance	1,531,007	725,948	2,803	2,259,758
Decommissioning	84,576	42,065	-	126,641
Taxes other than income taxes	333,916	89,513	900	424,329
Depreciation and amortization	704,741	128,728	3,242	836,711
Other regulatory charges (credits) - net	162,509	-	-	162,509
Total	5,106,685	1,808,757	(26,602)	6,888,841

OPERATING INCOME	1,029,417	(53,983)	1,546	976,979

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	70,986	-	-	70,986
Interest and investment income	113,063	77,477	(95,773)	94,767
Miscellaneous - net	(19,224)	(15,563)	(7,008)	(41,794)
Total	164,825	61,914	(102,781)	123,959

INTEREST EXPENSE
Interest expense	382,961	14,924	54,277	452,162
Allowance for borrowed funds used during construction	(27,877)	-	-	(27,877)
Total	355,084	14,924	54,277	424,285

INCOME BEFORE INCOME TAXES	839,158	(6,993)	(155,512)	676,653

Income taxes	162,914	11,427	(64,201)	110,140

CONSOLIDATED NET INCOME	676,244	(18,420)	(91,311)	566,513

Preferred dividend requirements of subsidiaries	12,997	-	3,111	16,108

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$663,247	$(18,420)	$(94,422)	$550,405

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.74	$(0.10)	$(0.53)	$3.11
DILUTED	$3.73	$(0.10)	$(0.53)	$3.10

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,184,464
DILUTED				177,636,549

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$792,285	$-	$(747)	$791,538
Natural gas	19,871	-	-	19,871
Competitive businesses	-	15,803	6,009	21,812
Total	812,156	15,803	5,262	833,221

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	204,818	41,335	(224)	245,929
Purchased power	290,205	(5,160)	(442)	284,602
Nuclear refueling outage expenses	9,854	(2,202)	-	7,652
Asset impairment and related charges	-	(64,019)	-	(64,019)
Other operation and maintenance	145,648	21,650	10,745	178,043
Decommissioning	2,350	50,351	-	52,701
Taxes other than income taxes	21,246	7,201	158	28,605
Depreciation and amortization	60,986	25,944	(100)	86,830
Other regulatory charges (credits )- net	(139,595)	-	-	(139,595)
Total	595,512	75,100	10,137	680,748

OPERATING INCOME	216,644	(59,297)	(4,875)	152,473

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(24,311)	-	-	(24,311)
Interest and investment income	11,559	(5,923)	1,874	7,510
Miscellaneous - net	539	4,376	(112)	4,802
Total	(12,213)	(1,547)	1,762	(11,999)

INTEREST EXPENSE
Interest expense	12,633	(3,687)	5,314	14,260
Allowance for borrowed funds used during construction	9,445	-	-	9,445
Total	22,078	(3,687)	5,314	23,705

INCOME BEFORE INCOME TAXES	182,353	(57,157)	(8,427)	116,769

Income taxes	177,903	(76,395)	2,554	104,062

CONSOLIDATED NET INCOME	4,450	19,238	(10,981)	12,707

Preferred dividend requirements of subsidiaries	-	-	(1,861)	(1,861)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$4,450	$19,238	$(9,120)	$14,568

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.01	$0.10	$(0.05)	$0.06
DILUTED	$0.01	$0.10	$(0.05)	$0.06

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,666,541	$-	$(4,354)	$8,662,187
Natural gas	150,707	-	-	150,707
Competitive businesses	-	2,342,112	(19,707)	2,322,406
Total	8,817,248	2,342,112	(24,061)	11,135,300

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,880,836	403,742	(1,813)	2,282,765
Purchased power	1,475,609	105,167	(40,375)	1,540,401
Nuclear refueling outage expenses	120,691	132,561	-	253,252
Asset impairment and related charges	-	291,505	-	291,505
Other operation and maintenance	2,225,169	979,490	18,776	3,223,436
Decommissioning	115,015	122,447	-	237,461
Taxes other than income taxes	453,668	130,842	1,393	585,903
Depreciation and amortization	1,025,166	201,990	4,258	1,231,413
Other regulatory charges (credits) - net	35,509	-	-	35,509
Total	7,331,663	2,367,744	(17,761)	9,681,645

OPERATING INCOME	1,485,585	(25,632)	(6,300)	1,453,655

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	68,449	-	-	68,449
Interest and investment income	161,851	99,138	(53,111)	207,877
Miscellaneous - net	(25,305)	(14,697)	(8,411)	(48,414)
Total	204,995	84,441	(61,522)	227,912

INTEREST EXPENSE
Interest expense	526,431	14,211	152,806	693,448
Allowance for borrowed funds used during construction	(27,867)	-	-	(27,867)
Total	498,564	14,211	152,806	665,581

INCOME BEFORE INCOME TAXES	1,192,016	44,598	(220,628)	1,015,986

Income taxes	227,244	(15,067)	(77,261)	134,916

CONSOLIDATED NET INCOME	964,772	59,665	(143,367)	881,070

Preferred dividend requirements of subsidiaries	17,329	-	2,500	19,829

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$947,443	$59,665	$(145,867)	$861,241

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.32	$0.34	$(0.82)	$4.84
DILUTED	$5.31	$0.34	$(0.82)	$4.83

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,062,568
DILUTED				178,469,482

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$7,905,395	$-	$(3,664)	$7,901,731
Natural gas	132,809	-	-	132,809
Competitive businesses	-	2,349,108	(28,796)	2,320,312
Total	8,038,204	2,349,108	(32,460)	10,354,852

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,793,612	352,070	(1,711)	2,143,971
Purchased power	1,182,903	102,095	(42,395)	1,242,603
Nuclear refueling outage expenses	108,081	140,308	-	248,389
Asset impairment and related charges	-	355,524	-	355,524
Other operation and maintenance	2,070,878	962,090	17,484	3,050,452
Decommissioning	112,352	37,654	-	150,006
Taxes other than income taxes	435,303	117,262	1,297	553,862
Depreciation and amortization	946,514	175,264	4,464	1,126,242
Other regulatory charges (credits) - net	164,129	-	-	164,129
Total	6,813,772	2,242,267	(20,861)	9,035,178

OPERATING INCOME	1,224,432	106,841	(11,599)	1,319,674

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	95,733	-	-	95,733
Interest and investment income	150,381	106,444	(128,969)	127,856
Miscellaneous - net	(27,347)	(25,084)	(8,136)	(60,567)
Total	218,767	81,360	(137,105)	163,022

INTEREST EXPENSE
Interest expense	511,659	20,714	61,825	594,198
Allowance for borrowed funds used during construction	(38,373)	-	-	(38,373)
Total	473,286	20,714	61,825	555,825

INCOME BEFORE INCOME TAXES	969,913	167,487	(210,529)	926,871

Income taxes	119,657	29,666	51,008	200,331

CONSOLIDATED NET INCOME	850,256	137,821	(261,537)	726,540

Preferred dividend requirements of subsidiaries	17,329	1,196	3,470	21,995

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$832,927	$136,625	$(265,007)	$704,545

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.71	$0.77	$(1.50)	$3.98
DILUTED	$4.69	$0.77	$(1.49)	$3.97

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,927,393
DILUTED				177,560,181

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$761,146	$-	$(690)	$760,456
Natural gas	17,898	-	-	17,898
Competitive businesses	-	(6,996)	9,089	2,094
Total	779,044	(6,996)	8,399	780,448

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	87,224	51,672	(102)	138,794
Purchased power	292,706	3,072	2,020	297,798
Nuclear refueling outage expenses	12,610	(7,747)	-	4,863
Asset impairment and related charges	-	(64,019)	-	(64,019)
Other operation and maintenance	154,291	17,400	1,292	172,984
Decommissioning	2,663	84,793	-	87,455
Taxes other than income taxes	18,365	13,580	96	32,041
Depreciation and amortization	78,652	26,726	(206)	105,171
Other regulatory charges (credits )- net	(128,620)	-	-	(128,620)
Total	517,891	125,477	3,100	646,467

OPERATING INCOME	261,153	(132,473)	5,299	133,981

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(27,284)	-	-	(27,284)
Interest and investment income	11,470	(7,306)	75,858	80,021
Miscellaneous - net	2,042	10,387	(275)	12,153
Total	(13,772)	3,081	75,583	64,890

INTEREST EXPENSE
Interest expense	14,772	(6,503)	90,981	99,250
Allowance for borrowed funds used during construction	10,506	-	-	10,506
Total	25,278	(6,503)	90,981	109,756

INCOME BEFORE INCOME TAXES	222,103	(122,889)	(10,099)	89,115

Income taxes	107,587	(44,733)	(128,269)	(65,415)

CONSOLIDATED NET INCOME	114,516	(78,156)	118,170	154,530

Preferred dividend requirements of subsidiaries	-	(1,196)	(970)	(2,166)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$114,516	$(76,960)	$119,140	$156,696

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.61	$(0.43)	$0.68	$0.86
DILUTED	$0.62	$(0.43)	$0.67	$0.86

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$244,182	$342,670	$(98,488)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	524,035	461,005	63,030
Deferred income taxes, investment tax credits, and non-current taxes accrued	11,863	233,885	(222,022)
Asset impairment and related charges	291,505	-	291,505
Changes in working capital:
Receivables	(55,597)	(109,830)	54,233
Fuel inventory	10,231	10,159	72
Accounts payable	(232,619)	135,257	(367,876)
Prepaid taxes and taxes accrued	52,026	57,071	(5,045)
Interest accrued	(22,414)	(17,774)	(4,640)
Deferred fuel	58,002	(46,101)	104,103
Other working capital accounts	52,260	(22,933)	75,193
Changes in provisions for estimated losses	2,783	1,788	995
Changes in other regulatory assets	(43,495)	(64,395)	20,900
Changes in pensions and other postretirement liabilities	(73,769)	(40,563)	(33,206)
Other	264,561	91,630	172,931
Net cash flow provided by operating activities	1,083,554	1,031,869	51,685

INVESTING ACTIVITIES
Construction/capital expenditures	(536,349)	(606,180)	69,831
Allowance for equity funds used during construction	18,434	19,080	(646)
Nuclear fuel purchases	(188,947)	(172,108)	(16,839)
Changes in transition charge account	(12,820)	(14,912)	2,092
Payments to storm reserve escrow account	(2,027)	(4,022)	1,995
Receipts from storm reserve escrow account	49	-	49
Decrease (increase) in other investments	(14,761)	(107,071)	92,310
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	10,271	98,872	(88,601)
Proceeds from nuclear decommissioning trust fund sales	284,005	471,864	(187,859)
Investment in nuclear decommissioning trust funds	(310,457)	(508,544)	198,087
Net cash flow used in investing activities	(752,602)	(823,021)	70,419

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	952,131	964,332	(12,201)
Treasury stock	4,086	21,974	(17,888)
Retirement of long-term debt	(1,096,115)	(829,090)	(267,025)
Changes in credit borrowings and commercial paper - net	15,919	252,460	(236,541)
Dividends paid:
Common stock	(147,977)	(147,551)	(426)
Preferred stock	(4,332)	(4,332)	-
Net cash flow provided by (used in) financing activities	(276,288)	257,793	(534,081)

Effect of exchange rates on cash and cash equivalents	(704)	(315)	(389)

Net increase (decrease) in cash and cash equivalents	53,960	466,326	(412,366)

Cash and cash equivalents at beginning of period	311,372	283,393	27,979

Cash and cash equivalents at end of period	$365,332	$749,719	$(384,387)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$173,884	$168,525	$5,359
Income taxes	$18,895	$22	$18,873

Entergy Corporation

Consolidated Cash Flow Statement
Nine Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$579,220	$566,513	$12,707
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,472,985	1,293,667	179,318
Deferred income taxes, investment tax credits, and non-current taxes accrued	174,052	111,228	62,824
Asset impairment and related charges	291,505	355,524	(64,019)
Changes in working capital:
Receivables	(273,876)	(162,015)	(111,861)
Fuel inventory	16,421	(9,063)	25,484
Accounts payable	(80,626)	143,596	(224,222)
Prepaid taxes and taxes accrued	(6,150)	44,625	(50,775)
Interest accrued	(25,586)	(24,752)	(834)
Deferred fuel	(43,419)	(40,192)	(3,227)
Other working capital accounts	(81,315)	(131,374)	50,059
Changes in provisions for estimated losses	(247,560)	(17,479)	(230,081)
Changes in other regulatory assets	173,164	49,250	123,914
Changes in pensions and other postretirement liabilities	(48,814)	(75,104)	26,290
Other	299,458	115,364	184,094
Net cash flow provided by operating activities	2,199,459	2,219,788	(20,329)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,781,208)	(1,868,690)	87,482
Allowance for equity funds used during construction	49,411	73,497	(24,086)
Nuclear fuel purchases	(398,456)	(412,912)	14,456
Payment for purchase of plant	-	(645)	645
Changes in transition charge account	(3,702)	(2,036)	(1,666)
NYPA value sharing payment	(71,736)	(72,000)	264
Payments to storm reserve escrow account	(5,882)	(7,009)	1,127
Receipts from storm reserve escrow account	260,279	17,884	242,395
Decrease (increase) in other investments	(43,656)	(69,995)	26,339
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	21,034	109,105	(88,071)
Proceeds from nuclear decommissioning trust fund sales	1,063,711	1,416,697	(352,986)
Investment in nuclear decommissioning trust funds	(1,147,571)	(1,507,123)	359,552
Net cash flow used in investing activities	(2,057,776)	(2,323,227)	265,451

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	2,925,997	2,289,494	636,503
Mandatorily redeemable preferred membership units of subsidiary	-	51,000	(51,000)
Treasury stock	20,720	56,602	(35,882)
Retirement of long-term debt	(3,106,226)	(2,029,016)	(1,077,210)
Changes in credit borrowings and commercial paper - net	310,042	247,845	62,197
Dividends paid:
Common stock	(445,031)	(441,292)	(3,739)
Preferred stock	(14,469)	(15,497)	1,028
Net cash flow provided by (used in) financing activities	(308,967)	159,136	(468,103)

Effect of exchange rates on cash and cash equivalents	47	(416)	463

Net increase (decrease) in cash and cash equivalents	(167,237)	55,281	(222,518)

Cash and cash equivalents at beginning of period	532,569	694,438	(161,869)

Cash and cash equivalents at end of period	$365,332	$749,719	$(384,387)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$435,161	$422,142	$13,019
Income taxes	$107,560	$42,472	$65,088

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended September 30, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$881,070	$726,540	$154,530
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,950,967	1,723,392	227,575
Deferred income taxes, investment tax credits, and non-current taxes accrued	36,345	(162,822)	199,167
Asset impairment and related charges	291,505	355,524	(64,019)
Changes in working capital:
Receivables	(126,063)	79,600	(205,663)
Fuel inventory	13,880	(16,347)	30,227
Accounts payable	(231,001)	250,505	(481,506)
Prepaid taxes and taxes accrued	4,709	379,425	(374,716)
Interest accrued	318	(5,617)	5,935
Deferred fuel	(103,214)	23,603	(126,817)
Other working capital accounts	(101,930)	(58,180)	(43,750)
Changes in provisions for estimated losses	(254,889)	(23,957)	(230,932)
Changes in other regulatory assets	(274,514)	(874,741)	600,227
Changes in pensions and other postretirement liabilities	670,389	1,163,047	(492,658)
Other	162,384	(341,123)	503,507
Net cash flow provided by operating activities	2,919,956	3,218,849	(298,893)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,587,168)	(2,448,049)	(139,119)
Allowance for equity funds used during construction	72,045	98,653	(26,608)
Nuclear fuel purchases	(543,504)	(578,987)	35,483
Payment for purchase of plant	(455,711)	(347,192)	(108,519)
Changes in securitization account	2,599	(8,853)	11,452
NYPA value sharing payment	(71,736)	(72,000)	264
Payments to storm reserve escrow account	(7,830)	(8,391)	561
Receipts from storm reserve escrow account	270,279	17,884	252,395
Decrease (increase) in other investments	41,514	(20,925)	62,439
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	21,034	109,105	(88,071)
Proceeds from nuclear decommissioning trust fund sales	1,721,069	1,723,954	(2,885)
Investment in nuclear decommissioning trust funds	(1,836,937)	(1,839,776)	2,839
Net cash flow used in investing activities	(3,374,346)	(3,374,577)	231

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	4,114,864	3,744,741	370,123
Mandatorily redeemable preferred membership units of subsidiary	-	51,000	(51,000)
Common stock and treasury stock	27,004	69,898	(42,894)
Retirement of long-term debt	(4,207,443)	(3,518,987)	(688,456)
Redemption of subsidiary common and preferred stock	-	(30,308)	30,308
Changes in credit borrowings and commercial paper - net	749,872	211,308	538,564
Dividends paid:
Common stock	(592,948)	(587,607)	(5,341)
Preferred stock	(21,301)	(21,384)	83
Net cash flow provided by (used in) financing activities	70,048	(81,339)	151,387

Effect of exchange rates on cash and cash equivalents	(45)	(354)	309

Net increase (decrease) in cash and cash equivalents	(384,387)	(237,421)	(146,966)

Cash and cash equivalents at beginning of period	749,719	987,140	(237,421)

Cash and cash equivalents at end of period	$365,332	$749,719	$(384,387)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$559,144	$540,888	$18,256
Income taxes	$114,302	$40,441	$73,861